Exhibit 10.5
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of January 8, 2010, is entered into between WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), a California corporation, as Agent and Lender (in such capacities, “Lender”), IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Borrower”), EGAMI MEDIA, INC., a Delaware corporation (“Egami”), IMAGE ENTERTAINMENT (UK), INC., a Delaware corporation (“Image (UK)” and together with Egami, collectively, “Guarantors”).
RECITALS
A. Borrower, Guarantors, Home Vision Entertainment, Inc., a Delaware corporation (which has since been merged with and into Borrower), and Lender have previously entered into that certain Loan and Security Agreement dated May 4, 2007, as amended by that certain First Amendment to Loan and Security Agreement dated as of April 28 2008, as amended by that certain Second Amendment to Loan and Security Agreement dated as of June 23, 2009, and as amended by that certain Third Amendment to Loan and Security Agreement dated as of July 30, 2009 (as amended, the “Loan Agreement”), pursuant to which Lender has made certain loans and financial accommodations available to Borrower. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.
B. Borrower has defaulted in respect of Indebtedness it owes to Portside Growth and Opportunity Fund (“Portside”), which constitutes an Event of Default under Section 10.1(i) of the Loan Agreement (the “Portside Default”).
C. As a result of the Portside Default, Borrower has defaulted in respect of Indebtedness it owes to Sonopress LLC (“Sonopress”), which constitutes an Event of Default under Section 10.1(i) of the Loan Agreement (the “Sonopress Default”, and together with the Portside Default, the “Known Existing Defaults”).
D. Borrower and Guarantors have requested that Lender amend the Loan Agreement in certain respects and waive the Known Existing Defaults, and Lender is willing to accommodate such request on the terms and conditions set forth herein.
E. Borrower and Guarantors are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Amendments to Loan Agreement.

(a) The following is hereby added to the Loan Agreement as Section 1.8.1:
“1.8.1 ‘Availability Block’ shall mean an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000).”
(b) The following is hereby added to the Loan Agreement as Section 1.76.1:
“1.76.1 ‘Permitted Holders L/C’ shall mean an irrevocable standby letter of credit issued on behalf of JH Partners Evergreen Fund, LP by a financial institution acceptable to Agent in its sole discretion, naming Agent as beneficiary of such letter of credit for the benefit of the Lenders, and otherwise with terms and in form and substance satisfactory to Agent in its sole discretion.”
(c) The definition of “Applicable Margin” in Section 1.7 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
“1.7 ‘Applicable Margin’ shall mean: (a) with respect to any Prime Rate Loan, a per annum rate equal to one and one-half of one percent (1.5%); and (b) with respect to any Eurodollar Rate Loan, a per annum rate equal to four percent (4.0%).”
(d) The definition of “Borrowing Base” in Section 1.13 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
“1.13 ‘Borrowing Base’ shall mean, at any time, the amount equal to:
(a)	the amount equal to eighty-five percent (85%) of the Eligible Accounts of Borrower, plus

(b)	100% of the outstanding amount available to be drawn on the Permitted Holders L/C; provided, however, that on and after the date that is twenty (20) days prior to the expiration of the Permitted Holders L/C, such amount shall be deemed to be zero (-0-), minus

(c)	the Availability Block, minus

(d)	Reserves.
Notwithstanding the foregoing, the maximum portion of the Borrowing Base calculated upon Eligible Accounts that are unpaid more than ninety (90) days after the date of the original invoice for them (but not more than one hundred five (105) days after such date), shall be limited to Two Million Five Hundred Thousand Dollars ($2,500,000).”
(e) The definition of “Permitted Holders” in Section 1.76 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.76 ‘Permitted Holders’ shall mean JH Partners Evergreen Fund, LP, JH Investment Partners III, L.P., and JH Investment Partners GP Fund III, LLC.”
(f) Section 9.8 of the Loan Agreement is hereby amended by amending and replacing the “.” after clause (j) thereof with “;” and inserting the following as clause (k) thereof:
“(k) liens of Arvato Digital Services (“Arvato”) on the personal property of Borrower to secure certain accounts payable owing by Borrower to Arvato so long as: (i) the obligations secured by such liens at any one time do not exceed $4,000,000; and (ii) prior to Borrower granting such liens, Arvato shall have entered into an intercreditor and subordination agreement with Agent, in form and substance satisfactory to Agent.”
(g) Section 9.17 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:
“9.17 Intentionally Omitted.”
(h) Schedule 1.76 of the Loan Agreement is hereby deleted in its entirety.
2. Consents.
(a) Issuance of Preferred Stock. For purposes of Section 9.7(b) of the Loan Agreement only, and subject to the terms of this Amendment, Lender hereby consents to the issuance by Borrower on the date hereof of the Capital Stock described in the agreements and documents attached hereto as Exhibit A (the “Preferred Stock”). Borrower acknowledges that no dividends may be made on account of the Preferred Stock unless expressly permitted under the terms of Section 9.11 of the Loan Agreement.
(b) Transaction Fee and Reimbursement of Expenses. Subject to the terms of this Amendment, and notwithstanding anything contained in Section 9.12 of the Loan Agreement to the contrary, Lender hereby consents to the payment by Borrower to JH Partners LLC on the date hereof of a transaction fee in the amount of $1,000,000 and reimbursement of up to $1,000,000 of expenses of the purchasers of the Preferred Stock, so long as such transaction fee and expense reimbursement are paid in accordance with the terms of the agreements and documents attached hereto as Exhibit A.
(c) Prepayment of Portside Indebtedness. For purposes of Section 9.9(g) of the Loan Agreement only, and subject to the terms of this Amendment, Lender hereby consents to Borrower repaying in full on the date hereof all of the outstanding Indebtedness it owes to Portside, so long as such repayment consists of: (i) a cash payment in an amount not to exceed $15,000,000, and (ii) 3,500,000 shares of common stock of Image.

(d) Prepayment of Sonopress Indebtedness. For purposes of Section 9.9(g) of the Loan Agreement only, and subject to the terms of this Amendment, Lender hereby consents to Borrower making a payment to Sonopress within 15 days of the date hereof, on account of all outstanding Indebtedness Borrower owes to Sonopress under that certain Replication Agreement, dated as of June 30, 2006, by and between Sonopress and Borrower, so long as: (i) after giving effect to such payment, Excess Availability (but without giving effect to the Availability Block) is greater than $5,000,000; (ii) the amount of such payment does not exceed $1,900,000; and (iii) either (A) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination and release by Sonopress of any interest in and to any assets and properties of Borrower and each Guarantor, duly authorized, executed and delivered by Sonopress, or (B) Arvato, as successor in interest to Sonopress, shall have entered into an intercreditor and subordination agreement with Lender, in form and substance satisfactory to Lender in its sole discretion (which agreement shall amend and restate in its entirety the existing Subordination Agreement, dated as of May 4, 2007, by and between Lender and Sonopress).
3. Amendment Fee. Borrower shall pay to Lender an amendment fee in the amount of $100,000, which shall be fully earned by Lender, non-refundable, and due and payable by Borrower on the date of this Amendment.
4. Background Checks. Within thirty (30) days of the date hereof, Lender shall have received completed background checks with respect to Ted Green, John Avagliano, and John Hyde, the results of which are satisfactory to Lender. For clarification, failure to satisfy such condition within such time frame shall constitute an Event of Default under the Loan Agreement
5. Waiver of Known Existing Defaults. Lender hereby waives enforcement of its rights against Borrower and Guarantors arising from the Known Existing Defaults. This waiver shall be effective only for the specific defaults comprising the Known Existing Defaults, and in no event shall this waiver be deemed to be a waiver of enforcement of Lender’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising.
6. Release; Covenant Not to Sue.
(a) Borrower and each Guarantor hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower or any Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of Borrower and each Guarantor in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MIGHT HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Borrower and each Guarantor acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(b) Borrower and each Guarantor, on behalf of itself and their respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by Borrower or any Guarantor pursuant to the above release. If Borrower, any Guarantor or any of their respective successors, assigns or other legal representations violates the foregoing covenant, Borrower and each Guarantor, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.
7. Effectiveness of this Amendment. The effectiveness of this Amendment is subject to the following conditions precedent:
(a) Amendment. Lender shall have received this Amendment, fully executed in a sufficient number of counterparts for distribution to all parties.
(b) Portside. Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by Portside of its financing arrangements with Borrower and Guarantors and the termination and release by Portside of any interest in and to any assets and properties of Borrower and each Guarantor, duly authorized, executed and delivered by Portside.
(c) Sonopress. Lender shall have received, in form and substance satisfactory to Lender, evidence that the Sonopress Default has been waived by Sonopress.
(d) Excess Availability. Excess Availability as determined by Lender, as of the date hereof, shall be not less than $5,000,000.
(e) Sources and Uses; Pro Forma Balance Sheet. Lender shall have received: (i) a sources and uses as it relates to the transactions contemplated by this Amendment; and (ii) a pro forma balance sheet of Borrower giving effect to the transactions contemplated by this Amendment, in each case, in form and substance satisfactory to Lender.

(f) Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement shall be true and correct.
(g) Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.
8. Representations and Warranties. Borrower and Guarantors represent and warrant as follows:
(a) Authority. Each of Borrower and Guarantors has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by Borrower and Guarantors of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.
(b) Enforceability. This Amendment has been duly executed and delivered by Borrower and Guarantors. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower and Guarantors, enforceable against them in accordance with its terms, and is in full force and effect.
(c) Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.
(d) Due Execution. The execution, delivery and performance of this Amendment are within the power of Borrower and Guarantors, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower or any Guarantor.
(e) No Default. After giving effect to the waiver contained in this Amendment, no event has occurred and is continuing that constitutes an Event of Default.
9. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.
10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
11. Reference to and Effect on the Financing Agreements.

(a) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.
(b) Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower and Guarantors to Lender.
(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.
(d) To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.
12. Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrower under the Loan Agreement, Borrower and Guarantors hereby acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower or any Guarantor as against Lender with respect to the Obligations.
13. Integration. This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
14. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

IMAGE ENTERTAINMENT, INC., a Delaware corporation
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

EGAMI MEDIA, INC., a Delaware corporation
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

IMAGE ENTERTAINMENT (UK), INC., a Delaware corporation
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and Lender
By:	/s/ CARLOS VALLES
	Name:	Carlos Valles
	Title:	Director

EXHIBIT A
See attached.

Execution Copy
Securities Purchase Agreement
This Securities Purchase Agreement, dated December 21, 2009 (the “Agreement”), is by and between Image Entertainment, Inc., a Delaware corporation (the “Company”), JH Partners, LLC, as the Investor Representative, and the several Investors listed on Schedule 1 (collectively, the “Investors”).
WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and the Investors desire to purchase, 22,000 shares of the Company’s Series B Cumulative Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), and 196,702 shares of the Company’s Series C Junior Participating Preferred Stock, par value $0.0001 per share (the “Series C Preferred”);
WHEREAS, in connection with such purchase and sale, the Company has agreed to grant to the Investors the right, under certain circumstances, to purchase up to an additional 8,000 shares of Series B Preferred and 71,528 shares of the Series C Preferred; and
WHEREAS, in connection with such purchase and sale, the Company and the Investors desire to make certain representations and warranties and enter into certain agreements.
NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investors agree as follows:
1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:
“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.
“Additional Purchase Notice” shall mean a First Tranche Additional Purchase Notice or a Second Tranche Additional Purchase Notice.
“Additional Purchase Right” shall have the meaning set forth in Section 2.2.
“Additional Preferred Shares” shall have the meaning set forth in Section 2.2.
“Additional Shares Purchase Price” shall have the meaning set forth in Section 2.2.
“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
“Amendment to Certificate” means the amendment to the Certificate of Incorporation in the form attached as Exhibit C.

“Ancillary Agreements” means the Registration Rights Agreement.
“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Board” means the Board of Directors of the Company.
“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Los Angeles, California generally are authorized or obligated by law, regulation or executive order to close.
“Bylaws” shall have the meaning set forth in Section 4.1.
“Capital Lease Obligations” means the obligations of the Company and its Subsidiaries on a consolidated basis to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its Subsidiaries under Generally Accepted Accounting Principles (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with Generally Accepted Accounting Principles (including such Statement No. 13).
“Certificate of Incorporation” shall have the meaning set forth in Section 4.1.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
“Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company” shall have the meaning set forth in the preamble of this Agreement.
“Company Rights” shall have the meaning set forth in Section 4.14.
“Company Rights Agreement” shall have the meaning set forth in Section 4.14.
“Confidentiality Agreement” means the Confidentiality Agreement dated as September 25, 2009 by and between the Company and the Investor Representative.
“Content” means audio and video entertainment programming.
“Contract” means any contract, agreement, lease, sublease, license, sublicense, instrument, note, indenture, option, commitment, understanding or undertaking, whether or not legally binding, and in each case whether written or oral.
“Conversion Shares” shall have the meaning set forth in Section 4.3(a).
“Convertible Notes” shall have the meaning set forth in Section 4.14.
“Copyrights” means any rights under United States or foreign copyright Laws, whether registered or unregistered.

“Credit Agreement” means that certain Loan and Security Agreement dated May 4, 2007, among the Company, the Guarantors party thereto and Wachovia Capital Finance Corporation (Western), as agent, and various lenders (as amended to date).
“End Date” shall have the meaning set forth in Section 12.15(b)(i).
“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) that seeks to impose or alleges liability for (i) preservation, protection, conservation, pollution, contamination of, or releases or threatened releases of Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances or solid waste (as defined under the Resource Conservation and Recovery Act and its regulations); (iii) exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that the Company or its Subsidiaries are parties to such a proceeding and such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.
“Environmental Liabilities” means all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, re-issuance or renewal of any Environmental Permit including attorney’s fees and court costs. Environmental Liability shall mean any one of them.
“Environmental Permit” means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.
“ERISA Affiliate” means any person or entity which is (or at any relevant time was) a member of “a controlled group of corporations” with or under “common control” with the Company, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“Exchange Act” means the U.S. Securities Exchange Act of 1934 (as amended), and the rules and regulations promulgated by the SEC thereunder.
“First Tranche Additional Purchase Notice” shall have the meaning set forth in Section 2.3.
“First Tranche Additional Purchase Period” shall have the meaning set forth in Section 2.3.
“Generally Accepted Accounting Principles” means United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.
“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.
“Hazardous Substance” means any hazardous or toxic waste, substance or product or material defined or regulated by any applicable environmental law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including solid waste (as defined under the Resource Conservation and Recover Act of 1976 or its regulations), petroleum and any radioactive materials and waste.
“Hedging Agreements” means any transaction (including an agreement with respect to such transaction) now or hereafter existing that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination of the foregoing, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Incidental Liens” means (i) Liens for taxes, assessments, levies or other governmental charges (but not Liens for clean up expenses arising pursuant to Requirements of Environmental Law) not yet due (subject to applicable grace periods) or that are being contested in good faith and by appropriate proceedings if, in each case, adequate reserves with respect to such Liens are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (ii) carriers’, warehousemen’s, mechanics’, landlords’, vendors’, materialmen’s, repairmen’s, sureties’ or other like Liens arising in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or that are being contested in good faith and by appropriate proceedings if, in the case of such contested Liens, adequate reserves with respect to such Liens are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case singly or in the aggregate materially detract from the value or usefulness of the property subject to such Liens or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (v) bankers’ liens arising by operation of law; (vi) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with any court proceeding the payment of which is covered in full (subject to customary deductibles) by insurance; (vii) inchoate Liens arising under ERISA to secure contingent liabilities of the Company; and (viii) rights of lessees and sublessees in assets leased by the Company or any Subsidiary not prohibited elsewhere in this Agreement.
“Indebtedness” means, as to any Person, without duplication: (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of Property or services; (ii) any other indebtedness that is evidenced by a promissory note, bond, debenture or similar instrument; (iii) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (iv) all Capital Lease Obligations of such Person; (v) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (vi) any obligation under or in respect of Hedging Agreements and (vii) any guarantees of the foregoing liabilities and synthetic liabilities of such Person.
“Initial Closing” shall have the meaning set forth in Section 3.1.
“Initial Closing Date” shall mean January 8, 2010 or such later date as agreed by Company and the Investors.
“Initial Closing Preferred Shares” shall have the meaning set forth in Section 2.1.
“Initial Closing Purchase Price” shall have the meaning set forth in Section 2.1.

“Intellectual Property” means all United States and foreign intellectual property, whether registered or unregistered, including all: (a) Copyrights; (b) Trademarks; (c) Internet domain names; (d) trade secrets or other confidential or proprietary information, know how or processes; (e) patents, inventions, discoveries and related improvements; (f) rights of publicity or endorsement including the use of names, sobriquets, voices, signatures, photographs, likenesses and portraits with respect to any Person; (g) any other intellectual property rights now in existence or as hereafter devised; and (h) any United States and foreign registrations, applications, continuations, divisions, re-examinations, renewals, reissues, extensions and similar protections related thereto throughout the world and all rights to obtain the same.
“Investment” means the purchase by the Investors of the Preferred Shares.
“Investor Representative” means JH Partners, LLC.
“Investors” shall have the meaning set forth in the preamble of this Agreement.
“IP Licenses” means all written licenses, sublicenses, covenants not to sue, Trademark co-existence agreements, or any other Contracts relating to the creation, ownership, use, administration, distribution, sale, licensing or other exploitation of any Intellectual Property, or any other Contracts requiring the payment of a license fee or royalty, profit sharing or any other compensation to any other Person with respect to any Intellectual Property, and any other Contracts relating to Intellectual Property.
“JH Designees” shall have the meaning set forth in Section 6.9.
“Knowledge” of the Company means the actual knowledge, after due inquiry, of any of the following individuals: Jeffrey M. Framer, William V. Bromiley and Richard Eiberg.
“Laws” shall have the meaning set forth in Section 4.17.
“Lien” means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.
“Material Adverse Effect” means any change, development, occurrence or event (each, a “Company Effect”) that is or would reasonably be expected to be materially adverse to the business, continuing results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that any such Company Effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change, development, occurrence or event affecting the businesses or industries in which the Company and its Subsidiaries operate; (ii) any conditions in or changes affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments in the financial and securities markets and credit markets in the United States or elsewhere in the world; (iii) national or international political conditions and changes in political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments; (iv) any conditions resulting from natural disasters; (v) changes in any Laws or Generally Accepted Accounting Principles; or (vi) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change in market price or trading volume (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that Company Effects set forth in clauses (i), (ii), (iii) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company or its Subsidiaries operate.
“Notice Period” shall have the meaning set forth in Section 10.8(d).

“Person” means any individual, association, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Plan” means (a) any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (b) any plan, policy, agreement or arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, equity-based compensation, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former or retired employee, consultant or director of the Company, or with respect to which the Company has or could reasonably be expected to have any material liability or obligation.
“Preferred Shares” shall have the meaning set forth in Section 2.2.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Registration Rights Agreement” shall mean a registration rights agreement in the form attached as Exhibit A.
“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.
“Requirements of Environmental Law” means all requirements imposed by any environmental law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to: (i) pollution, protection or clean-up of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iii) exposure of Persons or property to Hazardous Substances; (iv) the safety or health of employees or other Persons or (v) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment. “Requirement of Environmental Law” shall mean any one of them.
“SEC” means the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.
“SEC Reports” shall have the meaning set forth in Section 4.
“Second Tranche Additional Purchase Notice” shall have the meaning set forth in Section 2.3.
“Second Tranche Additional Purchase Period” shall have the meaning set forth in Section 2.3.
“Securities” shall have the meaning set forth in Section 5.1.
“Securities Act” means the U.S. Securities Act of 1933 (as amended), and the rules and regulations of the SEC thereunder.
“Series B Certificate of Designations” shall have the meaning set forth in Section 6.4.
“Series B Preferred” shall have the meaning set forth in the recitals of this Agreement.
“Series C Certificate of Designations” shall have the meaning set forth in Section 6.4.
“Series C Preferred” shall have the meaning set forth in the recitals of this Agreement.

“Stockholder Approvals” shall have the meaning set forth in Section 4.3.
“Subsequent Closing” shall have the meaning set forth in Section 3.2.
“Subsequent Closing Date” shall mean the third Business Day following delivery of the Additional Purchase Notice contemplated by Section 2.3 below or, if later, the date specified by the Investors in the Additional Purchase Notice, subject to the terms and conditions of this Agreement.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Superior Proposal” means an unsolicited written Acquisition Proposal, which provides for (i) the acquisition of all or substantially all the stock or assets of the company or (ii) an investment in the Company, following the closing of which the Company’s current stockholders would retain at least the same percentage of common stock as the Transaction or receive equivalent value in cash, and which has terms and conditions which the Board determines in its good faith and reasonable judgment (after consultation with outside legal counsel and its financial advisor) to be more favorable to the Company and its stockholders from a financial point of view than the Transaction and this Agreement (including any changes to the terms of this Agreement committed to by Investor to the Company in writing in response to such proposal or otherwise).
In making such determination, the Board shall take into account at the time of determination all of the terms and conditions of such proposal (including the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals)). The Board shall also explicitly consider and give appropriate weight to whether, after the closing of such Acquisition Proposal and the application of proceeds thereof, the Company will be in default under any material obligation to creditors, whether such proposal provides sufficient working capital to continue operations as a going concern without additional external financing for a reasonable period of time (at least six months), any duties of the Board to creditors and whether such proposal provides for the payment of the Company’s trade and other unsecured creditors, the impact on the Company’s ability to access its senior credit facility; the impact on the Company’s relationships with its suppliers and customers, and the impact on the Company’s ability to attract and retain qualified employees.
“Termination Fee” shall have the meaning given such term in Section 12.16.
“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Investors or any of their Affiliates or Representatives.
“Trademarks” means all United States and foreign trademarks, service marks, trade names, brand names, logos, trade dress and other designations of origin, corporate names or other forms of business names, the goodwill of any business symbolized by any of the foregoing and all common law rights relating thereto.
“Transaction” means the sale of the Preferred Shares and the credit support contemplated by Section 10.9.
“Unit” means one share of Series B Preferred and 8.941 shares of Series C Preferred.
2. Purchase and Sale of the Preferred Shares; Additional Purchase Right.
2.1 Initial Closing. If all of the conditions to the Investment set forth in Sections 6 and 7 of this Agreement shall have been satisfied or waived in accordance herewith, then on the terms and conditions set forth in this Agreement, on the Initial Closing Date, the Investors will purchase from the Company, and the Company will issue, sell and deliver to the Investors as set forth on Schedule 1 (i) 22,000 shares of Series B Preferred (the “Initial Closing Series B Preferred Shares”) and (ii) 196,702 shares of Series C Preferred (the “Initial Closing Series C Preferred Shares,” and together with the Initial Closing Series B Preferred Shares, the “Initial Closing Preferred Shares”)), for an aggregate purchase price of $22,000,000 in cash (the “Initial Closing Purchase Price”) to be paid in full to the Company on the Initial Closing Date.
2.2 Additional Purchase Right. Following the Initial Closing, the Investors shall have the right to purchase (the “Additional Purchase Right”), up to an additional 8,000 shares of Series B Preferred (the “Additional Series B Preferred Shares”) and 71,528 shares of Series C Preferred (the “Additional Series C Preferred Shares,” and together with the Additional Series B Preferred Shares, the “Additional Preferred Shares”) in the same proportions as the Initial Closing for an aggregate purchase price of up to $8,000,000 in cash (the “Additional Shares Purchase Price”) to be paid to the Company on one or more Subsequent Closing Dates if, and only if, the Investors exercise the Additional Purchase Right. The Initial Closing Preferred Shares and the Additional Preferred Shares are collectively referred to herein as the “Preferred Shares.”
2.3 Exercise of the Additional Purchase Right. The Additional Purchase Right shall be divided into two tranches. The first tranche shall be comprised of 4,000 shares of Series B Preferred and 35,764 shares of Series C Preferred. The Investors may exercise the first tranche in whole or in part and in one or more instances, until the maximum number of Additional Preferred Shares included in the first tranche shall have been purchased, at any time during the period commencing on the Initial Closing Date and ending at 5:00 p.m. (PST) on the date that is 120 days after the Initial Closing Date (the “First Tranche Additional Purchase Period”) by delivering a written notice to the Company in accordance with Section 12.8 hereof (each such notice, a “First Tranche Additional Purchase Notice”). The second tranche also shall be comprised of 4,000 shares of Series B Preferred and 35,764 shares of Series C Preferred. The Investors may exercise the second tranche in whole or in part and in one or more instances, until the maximum number of Additional Preferred Shares included in the second tranche shall have been purchased, at any time during the period commencing on the Initial Closing Date and ending at 5:00 p.m. (PST) on the date that is 360 days after the Initial Closing Date (the “Second Tranche Additional Purchase Period”) by delivering a written notice to the Company in accordance with Section 12.8 hereof (each such notice, a “Second Tranche Additional Purchase Notice”). For the sake of clarity, the parties understand and agree that the Investors may exercise both tranches during the first 120 days after the Initial Closing Date. Each Additional Purchase Notice shall specify the number of Additional Preferred Shares to be purchased and the anticipated Subsequent Closing Date.
2.4 No Obligation to Exercise Additional Purchase Right. The Investors may elect to exercise or not exercise the Additional Purchase Right in their sole discretion. Nothing contained in this Agreement and no action taken by the Investors nor any failure by the Investors to take any action pursuant hereto shall create any obligation on the part of Investors to exercise the Additional Purchase Right or create any liability on the part of Investors to the Company for failure to exercise the Additional Purchase Right.
2.5 Actions Following Exercise of the Additional Purchase Right. Subject to Section 2.6, immediately following the Investors’ exercise of the Additional Purchase Right, in whole or in part, each of the parties to this Agreement shall take all actions necessary or desirable to consummate the purchase, sale and issuance of the Additional Preferred Shares covered by the Additional Purchase Notice and the other transactions contemplated hereby within three (3) Business Days following delivery of the Additional Purchase Notice or, if later, by the date specified by the Investors in the Additional Purchase Notice.
2.6 Purchase and Sale of the Additional Preferred Shares. If, following the Investors’ exercise of the Additional Purchase Right, all of the conditions to the purchase, sale and issuance of the Additional Preferred Shares set forth in Sections 8 and 9 of this Agreement shall have been satisfied or waived in accordance herewith, then on the terms and conditions set forth in this Agreement, on the Subsequent Closing Date, the Investors will purchase from the Company, and the Company will issue, sell and deliver to the Investors the number of Additional Preferred Shares specified in the Additional Purchase Notice for an aggregate purchase price equal to the Additional Shares Purchase Price or, if less than all of the Additional Preferred Shares are to be purchased, then at a purchase price equal to $8,000,000 multiplied by a fraction, the numerator of which is the number of Units to be purchased and the denominator of which is 8,000, to be paid in full to the Company on the Subsequent Closing Date.
2.7 Use of Proceeds from Additional Preferred Shares. Any proceeds from sale of Additional Preferred Shares may be used only for the limited purposes of (i) acquiring rights to additional Content; (ii) repayment of any over-advance under the Loan and Security Agreement dated May 4, 2007, as amended April 28, 2008, by and among Egami Media, Inc., Image Entertainment (UK), Inc. Home Vision Entertainment, Inc., Wachovia Capital Finance Corporation (Western) and the lenders party thereto; or (iii) repayment of accounts payable incurred by the Company in the ordinary course of business.
3. Closings.
3.1 Initial Closing. The purchase, sale and issuance of the Initial Closing Preferred Shares and the other transactions contemplated by this Agreement (the “Initial Closing”) shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, California, at 10:00 a.m. New York City time, on the Initial Closing Date, subject to the satisfaction or waiver on the Initial Closing Date of the conditions set forth in Sections 6 and 7, or at such other time and place as the Company and the Investors shall mutually agree. At the Initial Closing, the Company shall deliver to the Investors certificates representing that number of Initial Closing Preferred Shares set forth in Section 2.1 against payment of the Initial Closing Purchase Price by wire transfer of immediately available funds to an account designated by the Company in advance of the Initial Closing Date. At the Initial Closing, the Investors and the Company shall execute and deliver the Ancillary Agreements.
3.2 Subsequent Closings. The purchase, sale and issuance of any or all of the Additional Preferred Shares (each, a “Subsequent Closing”) shall take place at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, California, at 10:00 a.m. New York City time, on one or more Subsequent Closing Dates, subject to the satisfaction or waiver on the Subsequent Closing Date of the conditions set forth in Sections 8 and 9, or at such other time and place as the Company and the Investors shall mutually agree. At each Subsequent Closing, the Company shall deliver to the Investors certificates representing that number of Additional Preferred Shares set forth in the Additional Purchase Notice against payment of the purchase price contemplated by Section 2.6 by wire transfer of immediately available funds to an account designated by the Company in advance of such Subsequent Closing Date.
4. Representations and Warranties of the Company. The Company represents and warrants to the Investors as of the date of this Agreement that, except (i) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 or its other reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after March 31, 2009 (other than any forward looking disclosures set forth in any risk factor section or forward looking statement disclaimer and any other disclosure that is similarly nonspecific and predictive or forward looking in nature) and before the date of this Agreement (all such reports covered by this clause (i) collectively, the “SEC Reports”) or (ii) as set forth in the disclosure letter dated as of the date of this Agreement provided to the Investors, specifically identifying the relevant section of this Agreement (provided, that disclosure in any section of such disclosure letter shall apply to any section of this Agreement to the extent it is reasonably apparent on its face that such disclosure is relevant to such section):
4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification except for any state in which the failure to so qualify would not have a Material Adverse Effect. True and accurate copies of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws”), each as in effect as of the date of this Agreement, have been made available to the Investors.

4.2 Financial Statements.
(a) The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Reports fairly present in all material respects, in accordance with Generally Accepted Accounting Principles, as in effect on the date of the applicable SEC Report, the financial condition and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such SEC Reports (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).
(b) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, (ii) that were incurred in the ordinary course of business and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) that were not incurred in the ordinary course of business and do not exceed $1,000,000 in the aggregate.
4.3 Authorization; Enforceable Agreement.
(a) All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement and the Ancillary Agreements, the performance of all obligations of the Company under this Agreement and the Ancillary Agreements, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Preferred Shares being sold hereunder (including the Additional Preferred Shares) and (ii) the shares of Common Stock issuable upon conversion of the Series C Preferred Shares (the “Conversion Shares”), has been taken other than the filing of the Series B Certificate of Designations and the Series C Certificate of Designations; provided, however that the Company has not amended its Certificate of Incorporation to increase its authorized Common Stock in an amount sufficient for the issuance of all Conversion Shares. Assuming due authorization, execution and delivery by the Investors, this Agreement constitutes, and the Ancillary Agreements, when executed and delivered, will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (A) the filing of the Series B Certificate of Designations and the Series C Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.4, and (B) obtaining the affirmative vote of the Company’s stockholders to approve the Amendment to Certificate (the “Stockholder Approvals”).
(b) On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) evidencing its determination that as of the date of this Agreement this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) declaring this Agreement and the issuance and sale of the Preferred Shares advisable, (iv) adopting the Series B Certificate of Designations and Series C Certificate of Designations and (v) approving the Amendment to Certificate for submission to the Company’s stockholders pursuant to Section 10.1 and resolving to recommend that the stockholders approve the Amendment to Certificate.
4.4 Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to the execution of this Agreement, or will be, at the time of the Initial Closing after giving effect to the Initial Closing, in default in the payment of any Indebtedness or in default under any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party. Neither the Company nor any of its Subsidiaries has issued or incurred any debt security or other Indebtedness that by its terms is convertible into or exchangeable for, or accompanied by warrants for or options to purchase, any capital stock of the Company.
4.5 Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against, nor any outstanding judgment, order or decree against, the

Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority in a materially adverse manner. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any Governmental Authority. There is no material action, suit, or proceeding by the Company currently pending or that the Company intends to initiate.
4.6 Title. Each of the Company and its Subsidiaries has good and marketable title to its Property that is real property and good and valid title to all of its other Property (other than negligible assets not material to the operations of the Company or any of its Subsidiaries), free and clear of all Liens except for (i) Incidental Liens, (ii) Liens granted pursuant to the Credit Agreement and (iii) Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.7 Taxes. Each of the Company and its Subsidiaries has filed all tax returns required to have been filed and paid all taxes shown on such tax returns to be due, except those for which extensions have been obtained and except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with Generally Accepted Accounting Principles.
4.8 Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries other than as listed in the SEC Reports.
4.9 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any Governmental Authority on the part of the Company is required in connection with the offer, sale, or issuance of the Series B Preferred Shares or Series C Preferred Shares (and the Common Stock issuable upon conversion of the Series C Preferred Shares), or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the filing of the Series B Certificate of Designations and Series C Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.4; (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement. Assuming that the representations of the Investors set forth in Section 5 are true and correct, the offer, sale, and issuance of the Preferred Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.
4.10 Permits and Licenses. The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.11 Employee Matters.
(a) The Company has made available to Investors to the extent applicable to the Plans: (i) all documents embodying each Plan (as currently in effect) and related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability covering the fiduciaries (all as currently in effect) for each Plan, (ii) the most recent annual actuarial valuations and/or audited financial statements for each Plan, as applicable, (iii) the three (3) most recent annual reports, returns, securities registration statements (other than those available on EDGAR) or other filings, if any, required to be filed with any Governmental Authority under applicable Laws in connection with each Plan, (iv) the most recent IRS determination, opinion, notification and advisory letters with respect to each Plan intended to be qualified under Section 401(a) of the Code, (v) all material written correspondence by the Company or any ERISA Affiliate to, or received by the Company or any ERISA Affiliate from, any Governmental Authority during the last three years relating to any Plan, (vi) all discrimination tests for each Plan, if applicable, for the most recent six (6) plan years, (vii) all material communications from the Company or any ERISA Affiliate to Company employees during the last six (6) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which may result in any material liability to the Company under any Plan, and (viii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan.
(b) Neither the Company nor any of its ERISA Affiliates has at any time maintained, sponsored or contributed to, or has or had any liability with respect to, any Plan that is subject to Title IV of ERISA or Section 412 of the Code, including, without limitation, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Each Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service or (ii) is a prototype plan or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to the Company’s Knowledge, and there has been no event, condition or circumstance that has adversely affected or, to the Company’s Knowledge, would adversely affect such qualified status. Each Plan complies with and has been administered and operated in all material respects in accordance with its terms and with all applicable Laws (including, without limitation ERISA and the Code), and the Company and each of its Affiliates have filed all reports, returns, notices, and other documentation required by ERISA or the Code to be filed with any Governmental Authority with respect to each Plan. With respect to any Plan, (i) no actions, Liens, lawsuits or claims (other than routine claims for benefits) are pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, no event has occurred with respect to a Plan which would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries to any Governmental Authority (other than for taxes in the ordinary course). To the Company’s Knowledge, neither the Company nor any of its ERISA Affiliates nor any plan fiduciary of any Plan has engaged in, or has any material liability in respect of, any transaction in violation of Section 406 of ERISA or any “prohibited transaction” within the meaning of Section 4975(c)(1) of the Code or Sections 406 or 407 of ERISA, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.
(c) None of the execution of, or the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), could result in (i) severance pay or an increase in severance pay upon termination after the Initial Closing, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee, director or consultant of the Company or its Affiliates or any Plan, (iii) acceleration of the time of payment or vesting or result in funding of compensation or benefits, (iv) any new obligation under any Plan, or (v) any payments which would not be deductible under Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any Affiliate is a party or by which it is bound to compensate any person for excise taxes paid pursuant to Section 4999 of the Code.
(d) Each contract, agreement or arrangement to which the Company or any Subsidiary is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the guidance and regulations thereunder (“Section 409A”), is set forth in writing and either complies with or satisfies a valid exemption from Section 409A. Each option to purchase shares of the Common Stock was granted with an exercise price that was not less than the fair market value of the underlying Common Stock on the date the option was granted based on a reasonable valuation method. Neither the Company nor any Subsidiary is a party to, or otherwise obligated under, any contract, agreement or arrangement that provides for the gross-up of the tax imposed by Section 409A(a)(1)(B) of the Code.

(e) No condition exists that would prevent the Company or its Subsidiaries from terminating or amending any Plan at any time for any reason without liability to the Company, its Subsidiaries or Investors (other than ordinary administrative expenses or routine claims for benefits.
(f) The Company and its Subsidiaries are not subject to any obligation to pay retiree medical or other retiree welfare or similar benefits as required by applicable Law, including, without limitation, pursuant to Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and any similar state welfare plan continuation coverage Laws.
(g) With respect to the Plans, there are no material benefit obligations for which contributions have not been timely made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company.
(h) No employees of the Company or any Subsidiary are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary. There is no labor dispute, strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Initial Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
(i) The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees, the Company and each of its Subsidiaries: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, Social Security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), in each case except for any such liabilities that would not reasonably be expected to result, individually or in the aggregate, in a liability material to the Company and its Subsidiaries, taken as a whole. There are no (x) actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their employees relating to any Plan or (y) pending, to the Knowledge of the Company, or threatened claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy, in each case except that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company or any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Authority with respect to employment practices. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate.
4.12 Valid Issuance of Preferred and Common Stock. The Preferred Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities laws. The sale of the Preferred Shares is not subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company’s Certificate of Incorporation, Bylaws or any other agreement.
4.13 Conversion Shares. To the extent permitted by the number of shares of authorized common stock, the Conversion Shares issuable upon conversion of the Series C Preferred Shares have been duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. Following adoption and filing of the Amendment to Certificate, the Conversion Shares issuable upon conversion of all of the Series C Preferred Shares will be duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The conversion of the Series C Preferred Shares into Common Stock will not be subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company’s Certificate of Incorporation, Bylaws or any other agreement.
4.14 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock of which 21,855,718 were issued and outstanding as of November 30, 2009, and 25,000,000 shares of preferred stock, par value $0.0001, of which 5,000,000 have been designated Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Junior Participating Preferred Stock”), and reserved for issuance in connection with rights (the “Company Rights”) issued pursuant to a Rights Agreement dated as of October 31, 2005 (as amended from time to time, the “Company Rights Agreement”) between the Company and Computershare Trust Company, Inc., as Rights Agent, none of which are issued and outstanding (excluding the Preferred Shares to be issued to the Investors pursuant to this Agreement). As of the close of business of November 30, 2009, the Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Company’s 2008 Stock Awards and Incentive Plan, under which (i) no shares have been issued, (ii) options to purchase 445,000 shares are outstanding and (iii) 555,000 shares remain available for future grant. As of the close of business of November 30, 2009, the Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Company’s 2004 Incentive Compensation Plan, under which (i) 53,070 shares have been issued and are reflected in the currently outstanding Common Stock, (ii) options to purchase 634,500 shares are outstanding and (iii) 312,430 shares remain available for future grant. As of the close of business of November 30, 2009, the Company has reserved an aggregate of 1,193,331 shares of Common Stock for issuance to employees and consultants pursuant to the Company’s 1998 Incentive Plan, under which (i) 653,974 shares have been issued and are reflected in the currently outstanding Common Stock, (ii) options to purchase 1,193,331 shares are outstanding and (iii) no shares remain available for future grant as the 1998 Incentive Plan expired on June 30, 2008. As of the close of business of November 30, 2009, the Company has reserved an aggregate of 3,700,000 shares of Common Stock for issuance upon conversion of the Company’s 7.875% Senior Convertible Notes due 2011 (the “Convertible Notes”), none of which have been issued. As of the close of business of November 30, 2009, the Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance upon exercise of warrants issued in connection with the Convertible Notes, none of which have been issued. Except for the Preferred Shares to be issued to the Investors pursuant to this Agreement, the Company has not issued or reserved for issuance any shares of Preferred Stock or

Common Stock since November 30, 2009. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Subject to the Stockholder Approvals and the filing of the Amendment to Certificate, the Company will reserve that number of shares of Common Stock sufficient for issuance of the Conversion Shares upon conversion of the Series C Preferred Stock being issued and sold pursuant to this Agreement. Other than as described above or otherwise contemplated by this Agreement, there are no outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. There are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The respective rights, preferences, privileges, and restrictions of the Series B Preferred, Series C Preferred and the Common Stock will be as stated in the Certificate of Incorporation (including the Series B Certificate of Designations and Series C Certificate of Designations). All outstanding securities have been issued in compliance with state and federal securities laws.
4.15 Compliance with Other Instruments. The Company is not in violation or default of any provision of the Certificate of Incorporation or the Bylaws. The execution, delivery, and performance of and compliance with this Agreement and the Ancillary Agreements and the issuance and sale of the Preferred Shares (excluding the issuance of a portion of the Conversion Shares issuable upon conversion of the Series C Preferred Shares for which the Stockholder Approvals are required) will not (i) result in any default or violation of the Certificate of Incorporation (including the Series B Certificate of Designations and the Series C Certificate of Designations) or the Bylaws, (ii) result in any default or violation of any agreement relating to its Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision.
4.16 Environmental Matters. No activity of the Company or any of its Subsidiaries requires any Environmental Permit which has not been obtained and which is not now in full force and effect, except to the extent failure to have any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance with all applicable Requirements of Environmental Law and Environmental Permits including applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (i) including with respect to their Property are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which would reasonably be expected to have a Material Adverse Effect, and (ii) have not received individually or collectively any written notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Property which would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the present and future liability (including any Environmental Liability and any other damage to Persons or Property), if any, of the Company and with respect to the Property of any of the Company or any of its Subsidiaries which is reasonably expected to arise in connection with Requirements of Environmental Law, Environmental Permits and other environmental matters will not have a Material Adverse Effect on the Company and its Subsidiaries on a consolidated basis.
4.17 Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.18 No Material Adverse Effect. Since June 30, 2009 no event or circumstance has occurred that, individually or in the aggregate, has had (and continues to have) or would reasonably be expected to have a Material Adverse Effect.
4.19 Registration Rights; Voting Rights. Except as provided in the Registration Rights Agreement, (i) the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to the Company’s Knowledge, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.
4.20 Reports.
(a) Since September 30, 2007, the Company has timely filed all documents required to be filed with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.
(b) The SEC Reports, when they became effective or were filed with the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.
(c) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board’s Audit Committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.
4.21 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.
4.22 Brokers’ Fees and Expenses. No broker, investment banker, or financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with transactions contemplated by this Agreement.
4.23 No Restriction on Ability to Pay Cash Dividends. The Company is not party to any contract, agreement, arrangement or other understanding, oral or written, express or implied, and is not subject to any provision in its Certificate of Incorporation or Bylaws or other governing documents or resolutions of the Board, that could restrict, limit, prohibit or prevent the Company’s ability to pay dividends in full in cash on the Shares in the amounts contemplated by the Series B Certificate of Designations for a period of one year from and after the Initial Closing.

4.24 Takeover Statutes. The Board and the Company have taken all action necessary to render inapplicable to the Investment each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement and the Ancillary Agreements, the purchase and sale of the Preferred Shares, the conversion of the Conversion Shares or any other transactions contemplated by this Agreement, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.
4.25 Rights Agreement. The Board has taken all action requested in writing by the Investors in order to render the Company Rights inapplicable to the purchase and sale of the Preferred Shares, the conversion of the Conversion Shares, this Agreement or any other transactions contemplated by this Agreement and to cause the Company Rights Agreement to terminate immediately prior to the Initial Closing.
4.26 Intellectual Property.
(a) Schedule 4.26(a) contains a complete and accurate list of all (i) registered Trademarks, (ii) Trademarks which are the subject of a pending application for registration, (iii) domain names, (iv) registered Copyrights, and (v) Copyrights which are the subject of a pending application for registration, owned by the Company or its Subsidiaries, the name of the owner of such Intellectual Property, and where applicable the registration number, application number and country of registration or application. The Company and its Subsidiaries do not own any issued patents or pending applications for patents in any jurisdiction. All of the Intellectual Property listed on Schedule 4.26(a) is valid, subsisting and enforceable. Except as set forth on Schedule 4.26(a), the Company and its Subsidiaries are the sole owner of all right, title and interest in and to the Intellectual Property listed on Schedule 4.26(a). The Company and its Subsidiaries have good and marketable title to the Intellectual Property listed on Schedule 4.26(a) free and clear of all Liens.
(b) The Company and its Subsidiaries own or otherwise have a valid and enforceable right to exploit all of the Intellectual Property exploited in connection with the operation of Company’s business, and the business of each Subsidiary, as presently conducted.
(c) Since January 1, 2005, except as set forth on Schedule 4.26(c), no other Person has asserted against the Company or any Subsidiary any claims or demands (including but not limited to claims of infringement, misappropriation or other conflict with the asserted rights of other Persons, invalidity, unenforceability, breach of contract, or demand for royalty or audit) with respect to any Intellectual Property owned, possessed, used or otherwise exploited by the Company or any Subsidiary or any IP License.
(d) Since January 1, 2005, except as set forth on Schedule 4.26(d), the Company and its Subsidiaries have not asserted against any other Person any claims or demands (including but not limited to claims of infringement, misappropriation or conflict with the asserted rights of the Company or its Subsidiaries, invalidity, unenforceability, breach of contract, or demand for royalty or audit) with respect to any Intellectual Property owned, possessed, used or otherwise exploited by any other Person or any IP License.
(e) Schedule 4.26(e) contains a complete and accurate list of all IP Licenses between the Company or its Subsidiaries and any other Person in force as of the Initial Closing Date. To the Knowledge of the Company, each of the IP Licenses is in full force and effect, is enforceable against each of the parties thereto, no party to any such IP License is currently in material breach or default under any such IP License, and no condition exists that with notice or lapse of time or both would constitute a breach or default thereunder by any party to any such IP License or give any party to such IP License the right to terminate, extend or modify such IP License or the Company’s or its Subsidiaries’ ownership or other rights in or to any Intellectual Property. A copy of each IP License was provided to the Investors and such copy represents the complete agreement between the parties thereto as of the Initial Closing Date.

5. Representations and Warranties of the Investors. Each Investor represents and warrants to the Company as of the date of this Agreement that:
5.1 Private Placement.
(a) The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Preferred Shares, and the Conversion Shares issuable upon conversion of the Series C Preferred Shares being issued and sold pursuant to this Agreement (collectively, the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.
(b) The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.
(c) The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):
“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”
(d) The Investor: (i) is able to fend for itself in the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.
(e) The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Investor to rely on such representations and warranties.
(f) The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
(g) Except for the representations and warranties contained in Section 4 of this Agreement (including any references in such Section to the SEC Reports), the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investors in connection with the transactions contemplated by this Agreement.
5.2 Organization. Each Investor has been duly organized and is validly existing in the jurisdiction and as the form of business entity set forth on Schedule 1.
5.3 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Investor is required in connection with the purchase of the Preferred Shares (and the Conversion Shares issuable upon conversion of the Series C Preferred) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the filing of the Series B Certificate of Designations and Series C Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.4; (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (iii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.
5.4 Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Investor, and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Company, this Agreement and the Ancillary Agreements will constitute valid and binding obligations of the Investor, enforceable against it in accordance with their terms.
5.5 No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement and the Ancillary Agreements and the purchase and sale of the Preferred Shares will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision.
5.6 Financial Capability. The Investor currently has and at the Initial Closing will have available the funds necessary to purchase the Initial Preferred Shares at the Initial Closing on the terms and conditions contemplated by this Agreement.

6. Conditions to the Investors’ Obligations at Initial Closing. The obligation of the Investors to purchase the Initial Closing Preferred Shares at the Initial Closing is subject to the fulfillment or waiver on or before the Initial Closing of each of the following conditions:
6.1 Representations and Warranties. The representations and warranties of the Company contained in Section 4 shall be true and correct as of the date hereof and the Initial Closing Date, except where the failure of such representations and warranties to be so true and correct without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.
6.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.
6.3 Compliance Certificate. The Chief Executive Officer and/or Chief Financial Officer of the Company shall have delivered to the Investors at the Initial Closing a certificate stating that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.
6.4 Certificate of Designations. The Company shall have adopted and filed with the Secretary of State of the State of Delaware a Certificate of Designations of the Series B Preferred in the form attached as Exhibit D (the “Series B Certificate of Designations”) and a Certificate of Designations of the Series C Preferred in the form attached as Exhibit E (the “Series C Certificate of Designations”).
6.5 Ancillary Agreements. The Company shall have executed and delivered the Ancillary Agreements.
6.6 Opinion of Company Counsel. The Investors shall have received from Perkins Coie LLP, counsel for the Company, an opinion, dated as of the Initial Closing Date, in substantially the form attached as Exhibit F.
6.7 Transaction Fee. Simultaneous with the Initial Closing, the Company shall have paid to the Investor Representative a transaction fee equal to $1,000,000.
6.8 Payment of Expenses. Simultaneous with the Initial Closing, the Company shall have reimbursed the Investors for their reasonable documented out-of-pocket fees and expenses in an amount not to exceed $1,000,000 incurred on or before the Initial Closing Date in connection with the execution of this Agreement and the Ancillary Agreements and the purchase by the Investors of the Preferred Shares pursuant to this Agreement.
6.9 Board of Directors. The Board shall have taken all actions necessary and appropriate to appoint Messrs. Michael John and Patrick Collins and two other persons nominated by the Investors (the “JH Designees”) to the Board effective as of the Initial Closing Date, and the JH Designees shall represent at least a majority of the Board immediately following the Initial Closing. The Company shall have provided the Investors with evidence satisfactory to them of the taking of such actions and the resignations of all members of the current Board other than one director.
6.10 Wachovia Consent. The Company shall have received the consent of Wachovia Capital Finance Corporation (Western), as agent for the lenders under the Credit Agreement, to the transactions contemplated by this Agreement.
7. Conditions to the Company’s Obligations at Initial Closing. The obligation of the Company to issue, sell and deliver to the Investors the Initial Closing Preferred Shares at the Initial Closing is subject to the fulfillment or waiver on or before the Initial Closing of each of the following conditions:

7.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 5 shall be true on and as of the date hereof and the Initial Closing Date.
7.2 Purchase Price. The Investors shall have paid to the Company the Initial Closing Purchase Price.
7.3 Ancillary Agreements. The Investors shall have executed and delivered the Ancillary Agreements.
7.4 Wachovia Consent. The Company shall have received the consent of Wachovia Capital Finance Corporation (Western), as agent for the lenders under the Credit Agreement, to the transactions contemplated by this Agreement.
8. Conditions to the Investors’ Obligations at Subsequent Closings. The obligation of the Investors to purchase any Additional Preferred Shares at any Subsequent Closing is subject to the fulfillment or waiver on or before each such Subsequent Closing of each of the following conditions:
8.1 Representations and Warranties. The representations and warranties of the Company contained in Section 4 shall be true and correct as of the date hereof and the Subsequent Closing Date, except where the failure of such representations and warranties to be so true and correct without giving effect to any qualification and limitations as to “materiality” or “Material Adverse Effect” set forth therein, individually or in the aggregate, would not have a Material Adverse Effect.
8.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Subsequent Closing.
8.3 Compliance Certificate. The Chief Executive Officer and/or Chief Financial Officer of the Company shall have delivered to the Investors at the Subsequent Closing a certificate stating that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.
8.4 Opinion of Company Counsel. The Investors shall have received from Perkins Coie LLP, counsel for the Company, an opinion, dated as of the Subsequent Closing Date, in the form attached as Exhibit F.
9. Conditions to the Company’s Obligations at Subsequent Closings. The obligation of the Company to issue, sell and deliver to the Investors the Additional Preferred Shares at any Subsequent Closing is subject to the fulfillment or waiver on or before each such Subsequent Closing of each of the following conditions:
9.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 5 shall be true on and as of the date hereof and the Subsequent Closing Date.
9.2 Purchase Price. The Investors shall have paid to the Company the Additional Shares Purchase Price.
10. Covenants. The Company and the Investors hereby covenant and agree, for the benefit of the other parties to this Agreement and their respective assigns, as follows:
10.1 Stockholder Approvals; Proxy Statement. The Company agrees to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the Initial Closing Date a meeting of the stockholders of the Company to obtain the Stockholder Approvals (the “Stockholder Meeting”), and as promptly as reasonably practicable following the Initial Closing Date (and in any event within 60 days of the Initial Closing Date), the Company will prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders in connection with the Stockholder Meeting (the “Proxy Statement”). Subject to the directors’ fiduciary duties, the Proxy Statement shall include the Board’s recommendation that the stockholders vote in favor of the Stockholder

Approvals. If the Stockholder Approvals are not obtained at the Stockholder Meeting, then the Company will use its reasonable best efforts to obtain the Stockholder Approvals at the next occurring annual meeting of the stockholders of the Company. The Company shall use commercially reasonable efforts to solicit from the stockholders proxies in favor of the Stockholder Approvals and to obtain the Stockholder Approvals. The Investor Representative agrees to furnish to the Company all information concerning the Investors and their Affiliates as the Company may reasonably request in connection with any Stockholder Meeting. The Company shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date. The Company shall provide to the Investor Representative, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Investor Representative with copies of all correspondence between the Company, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide the Investors with a reasonable opportunity to review and comment on such document or response. Any communications by the Company to the Investor Representative pursuant to this Section 10.1 may made by email to an account designated by the Investor Representative upon request by the Company.
10.2 Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Initial Closing Preferred Shares as set forth on Schedule 10.2 hereto and the net proceeds from the issuance and sale of any Additional Preferred Shares as contemplated by Section 2.7.
10.3 Reservation of Common Stock; Issuance of Shares of Common Stock. From and after the date of the filing of the Amendment to Certificate following the Stockholder Approvals and for as long as any Series C Preferred Shares remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Series C Preferred Shares, the full number of Conversion Shares then issuable upon the conversion of the Series C Preferred Shares (after giving effect to all anti-dilution adjustments) then outstanding. All Conversion Shares delivered upon conversion of the Series C Preferred Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.
10.4 Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the issue of the Preferred Shares and (y) the issue of Conversion Shares upon conversion of the Series C Preferred. However, in the case of conversion of Series C Preferred Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Series C Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.
10.5 Directors’ and Officers’ Insurance and Indemnification. The Company shall indemnify and hold harmless the individuals who at any time prior to the Initial Closing Date were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Initial Closing Date (including the transactions contemplated by this Agreement) to the fullest extent permitted by law and the Certificate of Incorporation and Bylaws, each as in effect as of the date hereof. The Certificate of Incorporation and Bylaws in effect on the date hereof shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law. The Company shall maintain, and from and after the Initial Closing the Investors shall cause the Company to maintain, in effect for not less than six (6) years from the Initial Closing Date, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Initial Closing Date with respect to matters occurring at or prior to the Initial Closing Date (including the transactions contemplated by this Agreement).
10.6 Public Disclosure. On the date of this Agreement, or within 24 hours thereafter, the Company shall issue a press release in a form mutually agreed to by the Company and the Investor Representative. No other written release, announcement or filing concerning the purchase of the Preferred Shares or the transactions contemplated by this Agreement and the Ancillary Agreements shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.
10.7 Further Assurances. Each of the Investors and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement.
10.8 No Solicitation.
(a) Until the earlier of January 8, 2010 or the Initial Closing Date, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 10.8(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has expressed an intent to make, or has made, any Acquisition Proposal, (ii) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) except as contemplated by Section 4.25, amend the Company Rights Agreement, redeem the Company Rights or take any action with respect to, or make any determination under, the Company Rights Agreement, (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder (other than a confidentiality agreement contemplated by Section 10.8(b)), or (v) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 10.8(a) by the Company. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal.
(b) Notwithstanding the foregoing provisions of Section 10.8(a), prior to the Initial Closing, the Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition

Proposal in writing after the date of this Agreement, that did not result from or arise out of a willful and material breach of Section 10.8(a), and that the Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 10.8 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to the Investors), but in each case under the preceding clauses (i) and (ii), only if the Board determines in good faith, after consultation with outside legal counsel to the Board, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
(c) The Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 10.8(b) unless the Company shall have notified the Investors in writing contemporaneously with taking such action that it is taking or intends to take such action. The Company shall notify the Investors promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and (if applicable) the terms and conditions of, any such Acquisition Proposal, inquiry, offer, proposal or request. The Company shall keep the Investors reasonably informed, on a reasonably prompt basis, of the status and material terms of any such Acquisition Proposal, inquiry, offer, proposal or request, including (if applicable) any material amendments or proposed amendments as to price and other material terms thereof. The Company shall, subject to Applicable Law, promptly provide the Investors with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any Third Party that was not previously provided to the Investors.
(d) Neither the Board nor any committee thereof shall (i) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the Company’s Common Stock within ten (10) Business Days after the commencement of such offer or (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation”). Notwithstanding the preceding sentence, at any time prior to the Initial Closing, the Board, following receipt of and on account of a Superior Proposal, may make an Adverse Recommendation, but only if the Board determines in good faith, after consultation with outside legal counsel to the Board, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law; provided, however, that the Board shall not make an Adverse Recommendation, unless (i) the Company promptly notifies the Investors in writing at least three (3) Business Days before making an Adverse Recommendation (the “Notice Period”), of its intention to take such action with respect to a Superior Proposal, (ii) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a reasonably prompt basis) and the identity of the Third Party making the Superior Proposal, (iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Investors in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Investors, in their discretion, propose to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, for a reasonable period of time to permit the Investors to respond to such material revision (it being understood that there may be multiple extensions); and (iv) the Investors do not make, within the Notice Period, an offer that is determined by the Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the Company and its stockholders as such Superior Proposal.

10.9 Credit Support. The Investors shall provide to the lenders under the Credit Agreement credit support in an amount up to $5 million to induce the lenders to increase availability under the line of credit contemplated by the Credit Agreement until the new facility currently being negotiated can be documented and funded.
11. Indemnification.
11.1 The Company (as “Indemnitor”) hereby agrees to indemnify, pay and hold each Investor, and each of the respective officers, directors, employees and Affiliates of each Investor (collectively, the “Indemnified Parties”) harmless from and against any and all other liabilities, costs, expenses liabilities, obligations, losses, damages (consequential or otherwise), penalties, actions, judgments, suits, claims and disbursements of any kind or nature whatsoever (but including only the reasonable fees and expenses of one counsel) which may be imposed on, incurred by, or asserted against such Indemnified Party, in any manner relating to or arising out of (i) the failure of any of the representations and warranties set forth in this Agreement and the Ancillary Agreements, including Section 4 of this Agreement to be true and correct as of the date of this Agreement, (ii) the Company’s breach of agreements or covenants made by the Company under this Agreement and the Ancillary Agreements, or (iii) any action, suit, claim, proceeding or investigation by any Governmental Authority, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any losses attributable to the acts, errors or omissions on the part of such Investor, but not including the transactions contemplated hereby) (collectively, the “Indemnified Liabilities”).
11.2 Each Indemnified Party shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnified Party has knowledge; provided, that any delay or failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is materially prejudiced by such delay or failure. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which they are responsible for indemnification hereunder (provided, that the Indemnitor will not settle any such claim without (i) the appropriate Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnified Party from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnified Party that, as between the Indemnitor and the Indemnified Party, the Indemnitor is responsible to the Indemnified Party with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that in the reasonable opinion of counsel for the Indemnified Party there are one or more material defenses available to the Indemnified Party which are not available to the Indemnitor; provided further, that with respect to any claim as to which the Indemnified Party is controlling the defense, the Indemnitor will not be liable to any Indemnified Party for any settlement of any claim pursuant to this Section that is effected without its prior written consent. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them.
11.3 The obligations of the Company set forth in Section 11.1(i) shall terminate as of the Initial Closing Date.
12. Miscellaneous.
12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.
12.2 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal courts located in the City of San Francisco and any appellate court therefrom within the State of California. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the City of San Francisco and any appellate court therefrom within the State of California. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 12.8 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 12.8 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.3 Survival. The representations and warranties in this Agreement shall expire on the Initial Closing Date and shall thereafter have no further force and effect.
12.4 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Investors under this Agreement shall not be assignable to any Person without the consent of the Company.
12.5 No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied (other than the provisions of Section 10.5 which are for the express benefit of the officers and directors identified therein), is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.
12.6 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, stockholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investors or the Company shall have any liability for any obligations of the Investors or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

12.7 Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the Ancillary Agreements, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.
12.8 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

if to the Company:	Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California
Attention: Chief Financial Officer
Facsimile: (818) 407-5775

with a copy to:	Perkins Coie LLP
1888 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: David J. Katz
Facsimile: (310) 843-1254

if to the Investors
or the Investor Representative:	JH Partners, LLC
451 Jackson Street
San Francisco, California
Attention: Patrick M. Collins
Facsimile: (415) 364-0333

with a copy to:	Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, California
Attention: Robert E. Burwell
Facsimile: (415) 395-8095
or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.
12.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
12.10 Expenses. Except as contemplated by Section 6.8 and Section 12.16, each party shall be responsible for its costs and expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
12.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor Representative or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

12.12 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.
12.13 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
12.14 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
12.15 Termination. This Agreement may be terminated at any time prior to the Initial Closing:
(a) by mutual written agreement of the Company and the Investors;
(b) by either the Company or the Investors, if:
(i) the Investment has not been consummated on or before January 8, 2009 (subject to possible extension as provided below, the “End Date”), provided, that the right to terminate this Agreement under this Section 12.15(b)(i) shall not be available to any party whose willful or intentional material breach of any provision of this Agreement results in the failure of the Investment to be consummated by the End Date; or
(ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Investment and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Investment illegal or otherwise prohibited;
(c) by the Investors:
(i) if an Adverse Recommendation shall have occurred;
(ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 10.8(b)) relating to any Acquisition Proposal;
(iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 10.8; or

(iv) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Investment set forth in Section 6.1 or Section 6.2, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, (in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Investors shall not be permitted to terminate this Agreement pursuant to this Section 12.15(c)(iv) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Investors to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Investors may not terminate this Agreement pursuant to this Section 12.15(c)(iv) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period);
(d) by the Company:
(i) if the Board authorizes the Company, in compliance with the terms of this Agreement, including Section 10.8(d), to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have complied with its obligations under Section 10.8 and shall have paid any amounts then due pursuant to Section 12.16 in accordance with the terms specified therein; or
(ii) in the event (A) of a material breach of any covenant or agreement on the part of the Investors set forth in this Agreement or (B) that any of the representations and warranties of the Investors set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by the Investors (other than a breach of Investors’ obligation to pay the Initial Closing Purchase Price pursuant to Section 2.1, which breach is not subject to this Section 12.15(d)(ii)) or such inaccuracies in the representations and warranties of the Investors are curable by the Investors through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 12.15(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to the Investors of such breach or inaccuracy, as applicable, or (2) the Investors ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Investors continue to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 12.15(d)(ii) if such breach or inaccuracy by the Investors is cured within such thirty (30) calendar day period); or
(e) by the Investors on or before the close of business on December 24, 2009 if the Company and the Investors have not achieved by such date a reduction in obligations to the Company’s creditors that is satisfactory to the Investors in their sole discretion.
12.16 Termination Fee.
(a) If this Agreement is terminated pursuant to Section 12.15(c)(i), (ii) or (iii), then the Company shall pay to the Investors (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $1,000,000 (the “Termination Fee”).

(b) If this Agreement is terminated pursuant to Section 12.15(d)(i), then the Company shall pay to the Investors (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.
(c) In the event that this Agreement is terminated pursuant to Section 12.15(c)(i), (ii) or (iii) or Section 12.15(d)(i), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of the Investors’ documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) in an amount not to exceed $1,000,000 actually incurred by the Investor and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
	Title:	President and Chief Financial Officer

JH PARTNERS, LLC, as the Investor Representative
By:	/s/ JOHN C. HANSEN
	Name:	John C. Hansen
	Title:	President

JH INVESTMENT PARTNERS EVERGREEN FUND, L.P.
By:	JH Investment Management III, LLC
Its: General Partner

By:	/s/ JOHN C. HANSEN
	Name:	John C. Hansen
Its: Managing Member

JH INVESTMENT PARTNERS III, L.P.
By:	JH Investment Management III, LLC
Its: General Partner

By:	/s/ JOHN C. HANSEN
	Name:	John C. Hansen
Its: Managing Member

JH INVESTMENT PARTNERS GP FUND III, LLC
By:	JH Investment Management III, LLC
Its: Manager

By:	/s/ JOHN C. HANSEN
	Name:	John C. Hansen
Its: Managing Member
SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

Schedule 1
Investors
JH Investment Partners Evergreen Fund, L.P.
JH Investment Partners III, L.P.
JH Investment Partners GP Fund III, LLC

EXHIBIT A
Registration Rights Agreement
Series C Junior Participating Preferred Stock
This Registration Rights Agreement, dated as of December [     ], 2009, is by and among Image Entertainment, Inc., a Delaware corporation (the “Company”), [JH Entity], as the Investor Representative, and the several investors listed on Schedule 1 (together with their Permitted Transferees, collectively, the “Investors”).
WHEREAS, on the date of this Agreement, the Company and the Investors entered into a Securities Purchase Agreement dated the date of this Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to the Investors, and the Investors agreed to purchase from the Company, [     ] shares of the Company’s Series B Cumulative Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), and [     ] shares of the Company’s Series C Junior Participating Preferred Stock, par value $0.0001 per share (the “Series C Preferred”) on the terms and subject to the conditions set forth in the Purchase Agreement; and
WHEREAS, it is as an inducement to the Investors to enter into the Purchase Agreement and a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company and the Investors enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investors agree as follows:
1. Definitions. Capitalized terms used and not otherwise defined in this Agreement that are defined in the Purchase Agreement shall have the respective meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:
“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.
“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Los Angeles, California generally are authorized or obligated by law, regulation or executive order to close.
“Company” shall have the meaning set forth in the preamble of this Agreement.
“Effectiveness Deadline” means with respect to any registration statement required to be filed to cover the resale by the Investors of the Registrable Securities pursuant to Section 2, (i) the date such registration statement is filed, if the Company is a WKSI as of such date and such registration statement is an Automatic Shelf Registration Statement eligible to become immediately effective upon filing pursuant to Rule 462, or (ii) if the Company is not a WKSI as of the date such registration statement is filed, the 5th Business Day following the date on which the Company is notified by the SEC that such registration statement will not be reviewed or is not subject to further review and comments and will be declared effective upon request by the Company.
“Electing Investors” means, with respect to a registration, each of the Investors that has elected to register Registrable Securities directly owned by such Investor in accordance with Section 2 or 3, as the case may be, as communicated in writing to the Company by the Investor Representative in accordance with Section 2(a) or 3(a), as applicable.
“Filing Deadline” means with respect to any registration statement required to be filed to cover the resale by the Investors of the Registrable Securities pursuant to Section 2, (i) 15 Business Days following the written notice of demand therefor by the Investor Representative, if the Company is a WKSI as of the date of such demand, or (ii) if the Company is not a WKSI as of the date of such demand, (x) 20 Business Days following the written notice of demand therefor if the Company is then eligible to register for resale the Registrable Securities on Form S-3 or (y) if the Company is not then eligible to use Form S-3, 45 Business Days following the written notice of demand therefor, provided that, to the extent that the Company has not been provided the information regarding the Electing Investors and their Registrable Securities in accordance with Section 9(b) at least two Business Days prior to the applicable Filing Deadline, then the such Filing Deadline shall be extended to the second Business Day following the date on which such information is provided to the Company.
“Freely Tradable” shall mean, with respect to any security, a security that (a) is eligible to be sold by the holder thereof without any volume or manner of sale restrictions under the Securities Act pursuant to Rule 144 thereunder, (b) bears no legends restricting the transfer thereof and (c) bears an unrestricted CUSIP number (to the extent such security is issued in global form).
“Indemnified Party” shall have the meaning set forth in Section 8(c).
“Indemnifying Party” shall have the meaning set forth in Section 8(c).
“Investor Indemnitee” shall have the meaning set forth in Section 8(a).
“Investors” shall have the meaning set forth in the preamble of this Agreement.
“Other Securities” shall have the meaning set forth in Section 3(a).
“Permitted Transferees” shall have the meaning set forth in Section 11(d).
“Piggyback Notice” shall have the meaning set forth in Section 3(a).
“Piggyback Registration” shall have the meaning set forth in Section 3(a).
“prospectus” means the prospectus included in a registration statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a registration statement, and all other amendments and supplements to the prospectus, including post-effective amendments.
“Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.
“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and filing a registration statement with the SEC in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement by the SEC.

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“Registrable Securities” means (a) shares of Common Stock issued by the Company upon conversion of any shares of Series C Preferred, and (b) any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the securities referenced in clause (a) above or this clause (b); provided that the term “Registrable Securities” shall exclude in all cases any securities (i) that shall have ceased to be outstanding, (ii) that are sold pursuant to an effective registration statement under the Securities Act or publicly resold in compliance with Rule 144 or (iii) that are Freely Tradable (it being understood that, for purposes of determining eligibility for resale under clause (iii) of this proviso, no securities held by any Investor shall be considered Freely Tradable to the extent such Investor reasonably determines that it is an “affiliate” (as defined under Rule 144 under the Securities Act) of the Company). Solely for purposes of determining at any time whether any Registrable Securities are then outstanding, transferred or Freely Tradable, the Series C Preferred shall be treated, on an as-converted basis, as Registrable Securities.
“Registration Expenses” shall mean, with respect to any registration, (a) all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, (b) one-half of all reasonable fees and expenses related to any registration of Registrable Securities by the Electing Investors (including the fees and disbursements of one legal counsel (and only one legal counsel) to the Electing Investors) and (c) all expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration; provided that Registration Expenses shall not include any Selling Expenses.
“registration statement” means any registration statement that is required to register the resale of the Registrable Securities under this Agreement, and including the related prospectus and any pre- and post-effective amendments and supplements to each such registration statement or prospectus.
“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the sale of Registrable Securities and all fees and expenses related of the Electing Investors (other than such fees and expenses included in Registration Expenses).
“Suspension Period” shall have the meaning set forth in Section 2(d).
“WKSI” shall mean a “well known seasoned issuer” as defined in Rule 405 under the Securities Act.
2. Demand Registration.
(a) Subject to the terms and conditions of this Agreement, including Section 2(c), if at any time following [     , 2010], the Company receives a written request from the Investor Representative on behalf of any Electing Investors that the Company register under the Securities Act Registrable Securities representing at least [     ] shares of Common Stock, then the Company shall file, as promptly as reasonably practicable but no later than the applicable Filing Deadline, a registration statement under the Securities Act covering all Registrable Securities that the Investor Representative, on behalf of the Electing Investors, requests to be registered. The registration statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form for such purpose) and, if the Company is a WKSI as of the Filing Deadline, shall be an Automatic Shelf Registration Statement. The Company shall use its commercially reasonable efforts to cause the registration statement to be declared effective or otherwise to become effective under the Securities Act as soon as reasonably practicable but, in any event, no later than the Effectiveness Deadline, and shall use its commercially reasonable efforts to

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keep the registration statement continuously effective under the Securities Act until the earlier of (1) the date on which the Investor Representative notifies the Company in writing that the Registrable Securities included in such registration statement have been sold or the offering therefor has been terminated or (2) (x) 15 Business Days following the date on which such registration statement was declared effective by the SEC, if the Company is a WKSI and filed an Automatic Shelf Registration Statement in satisfaction of such demand, (y) 30 Business Days following the date on which such registration statement was declared effective by the SEC, if the Company is not a WKSI and registered for resale the Registrable Securities on Form S-3 in satisfaction of such demand, or (z) 50 Business Days following the date on which such registration statement was declared effective by the SEC, if the Company is neither a WKSI nor then eligible to use Form S-3 and registered for resale the Registrable Securities on Form S-1 or other applicable form in satisfaction of such demand; provided that each period specified in clause (2) of this sentence shall be extended automatically by one Business Day for each Business Day that the use of such registration statement or prospectus is suspended by the Company pursuant to Section 2(d) or pursuant to Section 5(i). Neither the Company nor any other Person (other than any Electing Investor) shall be entitled to include Other Securities in any registration initiated by the Investor Representative on behalf of the Electing Investors pursuant to this Section 2 without the prior written consent of the Investor Representative (in the case of Other Securities of the Company, such consent not to be unreasonably withheld, conditioned or delayed), and upon such consent the Registrable Securities shall have priority for inclusion in any firm commitment underwritten offering, ahead of all Other Securities, in any Underwriter Cutback.
(b) If the Electing Investors intend to distribute the Registrable Securities covered by the Investor Representative’s request by means of an underwriting, (i) the Investor Representative shall so advise the Company as a part of its request made pursuant to Section 2(a) and (ii) the Investor Representative shall have the right to appoint the book-running, managing and other underwriter(s) in consultation with the Company.
(c) The Company shall not be required to effect a registration pursuant to this Section 2: (i) after the Company has effected six registrations pursuant to this Section 2, and each of such registrations has been declared or ordered effective and kept effective by the Company as required by Section 5(a); or (ii) more than twice during any single calendar year.
(d) Notwithstanding anything to the contrary in this Agreement, (1) upon notice to the Investor Representative, the Company may delay the Filing Deadline and/or the Effectiveness Deadline with respect to, or suspend the effectiveness or availability of, any registration statement for up to 90 days in the aggregate in any 12-month period (a “Suspension Period”) if the Board of Directors of the Company determines that there is a valid business purpose for delay of filing or effectiveness of, or suspension of, the registration statement; provided that any suspension of a registration statement pursuant to Section 6 shall be treated as a Suspension Period for purposes of calculating the maximum number of days of any Suspension Period under this Section 2(d); and (2) upon notice to the Investor Representative, the Company may delay the Filing Deadline and/or the Effectiveness Deadline with respect to any registration statement for a period not to exceed 30 days prior to the Company’s good faith estimate of the launch date of, and 90 days after the closing date of, a Company initiated registered offering of equity securities (including equity securities convertible into or exchangeable for Common Stock); provided that (i) the Company is actively employing in good faith all commercially reasonable efforts to launch such registered offering throughout such period, (ii) the Investors are afforded the opportunity to include Registrable Shares in such registered offering in accordance with Section 3 and (iii) the right to delay or suspend the effectiveness or available of such registration statement pursuant to this clause (2) shall not be exercised by the Company more than twice in any twelve-month period and not more than 90 days in the aggregate in any twelve-month period. If the Company shall delay any Filing Deadline pursuant to this clause (d) for more than 10 Business Days, the Investor Representative

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may, on behalf of the Electing Investors, withdraw the demand therefor at any time after such 10 Business Days so long as such delay is then continuing by providing written notice to the Company to such effect, and any demand so withdrawn shall not count as a demand for registration for any purpose under this Section 2, including Section 2(c).
3. Piggyback Registration.
(a) Subject to the terms and conditions of this Agreement, if at any time following [     , 2010], the Company files a registration statement under the Securities Act with respect to an offering of Common Stock or other equity securities of the Company (such Common Stock and other equity securities collectively, “Other Securities”), whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms, (ii) filed solely in connection with any employee benefit or dividend reinvestment plan or (iii) pursuant to a demand registration in accordance with Section 2), then the Company shall use commercially reasonably efforts to give written notice of such filing to the Investor Representative (for distribution to the Investors) at least five Business Days before the anticipated filing date (or such later date as it becomes commercially reasonable to provide such notice) (the “Piggyback Notice”). The Piggyback Notice and the contents thereof shall be kept confidential by the Investor Representative, the Investors and their respective Affiliates and representatives, and the Investor Representative and the Investors shall be responsible for breaches of confidentiality by their respective Affiliates and representatives. The Piggyback Notice shall offer the Investors the opportunity to include in such registration statement, subject to the terms and conditions of this Agreement, the number of Registrable Securities as they may reasonably request (a “Piggyback Registration”). Subject to the terms and conditions of this Agreement, the Company shall use its commercially reasonable efforts to include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received from the Investor Representative written requests for inclusion therein within 10 Business Days following receipt of any Piggyback Notice by the Investor Representative, which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Electing Investors and the intended method of distribution. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Company may not commence or permit the commencement of any sale of Other Securities in a public offering to which this Section 3 applies unless the Investor Representative shall have received the Piggyback Notice in respect to such public offering not less than 10 Business Days prior to the commencement of such sale of Other Securities. The Electing Investors, acting through the Investor Representative, shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least two Business Days prior to the effective date of the registration statement relating to such Piggyback Registration. No Piggyback Registration shall count towards the number of demand registrations that the Investors are entitled to make in any period or in total pursuant to Section 2. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide notice of, or include any Registrable Securities in, any proposed or filed registration statement with respect to an offering of Other Securities for sale exclusively for the Company’s own account at any time following [December [     ], 2016].
(b) If any Other Securities are to be sold in an underwritten offering, (1) the Company or other Persons designated by the Company shall have the right to appoint the book-running, managing and other underwriter(s) for such offering in their discretion and (2) the Electing Investors shall be permitted to include all Registrable Securities requested to be included in such registration in such underwritten offering on the same terms and conditions as such Other Securities proposed by the Company or any third party to be included in such offering; provided, however, that if such offering involves an underwritten offering and the managing underwriter(s) of such underwritten offering advise the Company in writing that it is their good faith opinion that the total amount of Registrable Securities requested to be so included, together with all Other Securities that the Company and any other Persons

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having rights to participate in such registration intend to include in such offering (an “Underwriter Cutback”), exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the good faith opinion of such managing underwriter(s) can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows: (x) to the extent such public offering is the result of a registration initiated by the Company, (i) first, all Other Securities being sold by the Company; (ii) second, all Registrable Securities requested to be included in such registration by the Electing Investors, pro rata, based on the number of Registrable Securities beneficially owned by such Electing Investors; and (iii) third, all Other Securities of any holders thereof (other than the Company and the Electing Investors) requesting inclusion in such registration, pro rata, based on the number of Other Securities beneficially owned by each such holder of Other Securities or (y) to the extent such public offering is the result of a registration by any Persons (other than the Company or the Investors) exercising a contractual right to demand registration, (i) first, all Other Securities owned by such Persons exercising the contractual right, pro rata, based on the number of Other Securities beneficially owned by each such holder of Other Securities; (ii) second, all Registrable Securities requested to be included in such registration by the Electing Investors, pro rata, based on the number of Registrable Securities beneficially owned by such Electing Investors; and (iii) third, all Other Securities being sold by the Company; and (iv) fourth, all Other Securities requested to be included in such registration by other holders thereof (other than the Company and the Electing Investors), pro rata, based on the number of Other Securities beneficially owned by each such holder of Other Securities.
4. Expenses of Registration. Except as specifically provided for in this Agreement, all Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registration hereunder, shall be borne by the Electing Investors in proportion to the number of Registrable Securities for which registration was requested. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2, the request of which has been subsequently withdrawn by the Investor Representative unless (a) the withdrawal is based upon a Material Adverse Effect or material adverse information concerning the Company that (i) the Company had not publicly disclosed in a report filed with or furnished to the SEC at least 48 hours prior to the request or (ii) the Company had not disclosed to any Investor Designee in person or by telephone at the last meeting of the Board of Directors or any committee of the Board of Directors, in each case, at which an Investor Designee is present or at any time since the date of such meeting of the Board of Directors and which effect or information would reasonably be expected to result in a Material Adverse Effect or constitute material adverse information concerning the Company, (b) the withdrawal is made in accordance with the last sentence of Section 2(d), or (c) the Investor Representative agrees on behalf of the Investors to forfeit their right to one requested registration pursuant to Section 2.
5. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities pursuant to Section 2 or 3 of this Agreement, the Company shall, as promptly as reasonably practicable:
(a) Prepare and file with the SEC a registration statement (including all required exhibits to such registration statement) with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, or prepare and file with the SEC a prospectus supplement with respect to such Registrable Securities pursuant to an effective registration statement and keep such registration statement effective or such prospectus supplement current, in the case of a registration pursuant to Section 2, in accordance with Section 2.

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(b) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
(c) To the extent reasonably practicable, not less than five Business Days prior to the filing of a registration statement or any related prospectus or any amendment or supplement thereto, the Company shall furnish to the Investor Representative on behalf of the Electing Investors copies of all such documents proposed to be filed and give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by the Investor Representative or its legal counsel, provided that the Company shall include in such documents any such comments that are necessary to correct any material misstatement or omission regarding an Electing Investor.
(d) Furnish to the Investor Representative such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits but not documents incorporated by reference) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Investor Representative may reasonably request on behalf of the Electing Investors in order to facilitate the disposition of Registrable Securities owned by the Electing Investors. The Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the Electing Investors in accordance with applicable laws and regulations in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto.
(e) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under blue sky or such other state securities laws of such U.S. jurisdictions as shall be reasonably requested by the Investor Representative and to keep such registration or qualification in effect for so long as such registration statement remains in effect; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(f) Enter customary agreements and take such other actions as are reasonably required in order to facilitate the disposition of such Registrable Securities, including, if the method of distribution of Registrable Securities is by means of an underwritten offering, using commercially reasonable efforts to, (i) participate in and make documents available for the reasonable and customary due diligence review of underwriters during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company, provided that (A) any party receiving confidential materials shall execute a confidentiality agreement on customary terms if reasonably requested by the Company and (B) the Company may in its reasonable discretion restrict access to competitively sensitive or legally privileged documents or information, (ii) cause the chief executive officer and chief financial officer available at reasonable dates and times to participate in “road show” presentations and/or investor conference calls to market the Registrable Securities during normal business hours, on reasonable advance notice and without undue burden or hardship on the Company, provided that the aggregate number of days of “road show” presentations in connection with an underwritten offering of Registrable Securities for each registration pursuant to a demand made under Section 2 shall not exceed five Business Days and (iii) negotiate and execute an underwriting agreement in customary form with the managing underwriter(s) of such offering and such other documents reasonably required under the terms of such underwriting arrangements, including using commercially reasonable efforts to procure a customary legal opinion and auditor “comfort” letters. The Electing Investors shall also enter into and perform their obligations under such underwriting agreement.
(g) Give notice to the Investor Representative as promptly as reasonably practicable:

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(i) when any registration statement filed pursuant to Section 2 or in which Registrable Securities are included pursuant to Section 3 or any amendment to such registration statement has been filed with the SEC and when such registration statement or any post-effective amendment to such registration statement has become effective;
(ii) of any request by the SEC for amendments or supplements to any registration statement (or any information incorporated by reference in, or exhibits to, such registration statement) filed pursuant to Section 2 or in which Registrable Securities are included pursuant to Section 3 or the prospectus (including information incorporated by reference in such prospectus) included in such registration statement or for additional information;
(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement filed pursuant to Section 2 or in which Registrable Securities are included pursuant to Section 3 or the initiation of any proceedings for that purpose;
(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(v) at any time when a prospectus relating to any such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus (including any material incorporated by reference or deemed to be incorporated by reference in such prospectus), as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, which event requires the Company to make changes in such effective registration statement and prospectus in order to make the statements therein or incorporated by reference therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).
(h) Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 5(g)(iii) at the earliest practicable time.
(i) Upon the occurrence of any event contemplated by Section 5(g)(v), reasonably promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Investor Representative, the prospectus will not contain (or incorporate by reference) an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Investor Representative in accordance with Section 5(g)(v) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Electing Investors shall suspend use of such prospectus and use their commercially reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in the Electing Investors’ possession, and the period of effectiveness of such registration statement provided for in Section 5(a) above shall be extended by the number of days from and including the date of the giving of such notice to the date the Investor Representative shall have received such amended or supplemented prospectus pursuant to this Section 5(i).

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(j) Use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Investor Representative or the managing underwriter(s). In connection therewith, if reasonably required by the Company’s transfer agent, the Company shall promptly after the effectiveness of the registration statement cause an opinion of counsel as to the effectiveness of the registration statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the registration statement.
6. Suspension of Sales. Upon receipt of written notice from the Company pursuant to Section 5(g)(v), the Electing Investors shall immediately discontinue disposition of Registrable Securities until the Investor Representative (i) has received copies of a supplemented or amended prospectus or prospectus supplement pursuant to Section 5(i) or (ii) is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, the Electing Investors shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the Electing Investors’ possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
7. Free Writing Prospectuses. The Electing Investors shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company given to the Investor Representative; provided that the Electing Investors may use any free writing prospectus prepared and distributed by the Company.
8. Indemnification.
(a) Notwithstanding any termination of this Agreement, the Company shall indemnify and hold harmless the Investor Representative, each of the Electing Investors and each of their respective officers, directors, employees, agents, partners, members, stockholders, representatives and Affiliates, and each person or entity, if any, that controls the Investor Representative or the Electing Investors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, employees, agents and employees of each such controlling Person (each, an “Investor Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals), joint or several, arising out of or based upon any untrue or alleged untrue statement of material fact contained or incorporated by reference in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) prepared by the Company or authorized by it in writing for use by the Investors or any amendment or supplement thereto; or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Investor Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) prepared by the Company or authorized by it in writing for use by the Investors or any amendment or supplement thereto, in reliance upon and in conformity with information regarding such Investor Indemnitee or its plan of

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distribution or ownership interests which such Investor Indemnitee furnished in writing to the Company for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, (ii) offers or sales effected by or on behalf such Investor Indemnitee “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company, or (iii) the failure to deliver or make available to a purchaser of Registrable Securities a copy of any preliminary prospectus, pricing information or final prospectus contained in the applicable registration statement or any amendments or supplements thereto (to the extent the same is required by applicable law to be delivered or made available to such purchaser at the time of sale of contract); provided that the Company shall have delivered to the Investor Representative such preliminary prospectus or final prospectus contained in the applicable registration statement and any amendments or supplements thereto pursuant to 5(d) no later than the time of contract of sale in accordance with Rule 159 under the Securities Act.
(b) Each Electing Investor shall severally, and not jointly, indemnify and hold harmless the Company and its officers, directors, employees, agents, representatives and Affiliates against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or contained in any “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Electing Investor furnished in writing to the Company by the Investor Representative on behalf of such Electing Investor expressly for use therein. In no event shall the liability of any Electing Investor hereunder be greater in amount than the dollar amount of the net proceeds received by such Electing Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(c) If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense in such proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with such defense; provided that any such notice or other communication pursuant to this Section 8 between the Company and an Indemnifying Party or an Indemnified Party, as the case may be, shall be delivered to or by, as the case may be, the Investor Representative; provided, further, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Section 8, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense of such proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that representation of both such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate because of an actual conflict of interest between the Indemnifying Party and such

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Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder, provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification under this Section 8).
(d) If the indemnification provided for in Section 8(a) or 8(b) is unavailable to an Indemnified Party with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to in Section 8(a) or 8(b), as the case may be, or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Investor Representative and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 8(d). Notwithstanding the foregoing, in no event shall the liability of any Electing Investor hereunder be greater in amount than the dollar amount of the net proceeds received by such Electing Investor upon the sale of the Registrable Securities giving rise to such contribution obligation. No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from an Indemnifying Party not guilty of such fraudulent misrepresentation.
9. “Market Stand-Off” Agreement; Agreement to Furnish Information.
(a) The Investors agree that they will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any new hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Investors (other than those included in the registration) for a period specified by the representatives of the book-running managing underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed 10 days prior and 90 days following any registered public sale of securities by the Company in which the Company gave the Investors an opportunity to participate

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in accordance with Section 3; provided that executive officers and directors of the Company enter into similar agreements and only as long as such Persons remain subject to such agreement (and are not fully released from such agreement) for such period. Each of the Investors agrees to execute and deliver such other agreements as may be reasonably requested by the representatives of the underwriters which are consistent with the foregoing or which are necessary to give further effect thereto.
(b) In addition, if requested by the Company or the book-running managing underwriters of Common Stock (or other securities of the Company convertible into Common Stock), the Investor Representative shall provide on behalf of each Electing Investor such information regarding each Electing Investor and its respective Registrable Securities as may be reasonably required by the Company or such representative of the book-running managing underwriters in connection with the filing of a registration statement and the completion of any public offering of the Registrable Securities pursuant to this Agreement.
10. Rule 144 Reporting. With a view to making available to the Investors the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities that are Common Stock to the public without registration, the Company agrees to use its commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement; (ii) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and (iii) so long as the Investors own any Registrable Securities, furnish to the Investor Representative forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor Representative on behalf of the Investors may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Common Stock without registration.
11. Miscellaneous.
(a) Termination of Registration Rights. The registration rights granted under this Agreement shall terminate on the date on which all Registrable Securities are Freely Tradable.
(b) Governing Law. This Agreement shall be governed in all respects by the laws of the State of State of New York without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.
(c) Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal courts located in the City of San Francisco and any appellate court therefrom within the State of California. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the City of San Francisco and any appellate court therefrom within the State of California. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection

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to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 11(g) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 11(g) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(d) Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties.
(e) No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer, and this Agreement shall not confer, on any Person other than the parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no other Persons shall have any standing with respect to this Agreement or the transactions contemplated by this Agreement; provided, however that each Indemnified Party (but only, in the case of an Investor Indemnitee, if such Investor Indemnitee has complied with the requirements of Section 8(c), including the first proviso of Section 8(c)) shall be entitled to the rights, remedies and obligations provided to an Indemnified Party under Section 8, and each such Indemnified Party shall have standing as a third-party beneficiary under Section 8 to enforce such rights, remedies and obligations.
(f) Entire Agreement. This Agreement, the Purchase Agreement and the other documents delivered pursuant to the Purchase Agreement constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects of this Agreement and such other agreements and documents.
(g) Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

if to the Company:	Image Entertainment, Inc. 20525 Nordhoff Street, Suite 200 Chatsworth, California Attention: [Chief Financial Officer] Facsimile: [ ]

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with a copy to:

if to any of the Investors or the Investor Representative:	JH Partners, LLC 451 Jackson Street San Francisco, California Attention: Patrick M. Collins Facsimile: (415) 364-0333

with a copy to:	Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, California Attention: Robert E. Burwell Facsimile: (415) 395-8095
or in any such case to such other address, facsimile number or telephone as any party hereto may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.
(h) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party to this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence in any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any Investor, shall be cumulative and not alternative.
(i) Expenses. The Company and the Investors shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 4.
(j) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor Representative or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities at the time outstanding (including securities convertible into Registrable Securities), each future holder of all such Registrable Securities, and the Company.
(k) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

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(l) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.
(m) Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute, rule or regulation defined or referred to in this Agreement means such agreement, instrument or statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Any reference to any section under the Securities Act or Exchange Act, or any rule promulgated thereunder, shall include any publicly available interpretive releases, policy statements, staff accounting bulletins, staff accounting manuals, staff legal bulletins, staff “no-action,” interpretive and exemptive letters, and staff compliance and disclosure interpretations (including “telephone interpretations”) of such section or rule by the SEC. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IMAGE ENTERTAINMENT, INC.
By:
Name:
Title:

JH PARTNERS, LLC, as the Investor Representative
By:
Name:
Title:

JH INVESTMENT PARTNERS EVERGREEN FUND, L.P.
By:	JH Investment Management III, LLC
Its: General Partner

By:
	Name:	John C. Hansen
Its: Managing Member

JH INVESTMENT PARTNERS III, L.P.
By:	JH Investment Management III, LLC
Its: General Partner

By:
	Name:	John C. Hansen
Its: Managing Member

JH INVESTMENT PARTNERS GP FUND III, LLC
By:	JH Investment Management III, LLC
Its: Manager

By:
	Name:	John C. Hansen
Its: Managing Member

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

Schedule 1
Investors
JH Investment Partners Evergreen Fund, L.P.
JH Investment Partners III, L.P.
JH Investment Partners GP Fund III, LLC

EXHIBIT C
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
IMAGE ENTERTAINMENT, INC.
Image Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”) does hereby certify:
1. The name of the corporation is Image Entertainment, Inc. A Corrected Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on May 15, 2006 (the “Corrected Certificate of Incorporation”).
2. This Certificate of Amendment to the Certificate of Incorporation of the Company has been duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Company.
3. Section 4(a) of the Corrected Certificate of Incorporation is hereby amended to read in its entirety as follows:
“4. Capital Stock
(a) Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is Sixty Million (50,000,000) shares, consisting of Fifty Million (50,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).
The shares of Common Stock, par value $0.0001 per share, which are outstanding immediately before this Certificate of Amendment is filed with the Secretary of State of Delaware will be combined so that, when this Certificate of Amendment is filed with the Secretary of State of Delaware, each twenty (20) shares of Common Stock, par value $0.0001 per share, will become one share of Common Stock, par value $0.0001 per share, with any holder who would be entitled to a fraction of a share as a result of the combination receiving, in lieu of that fraction of a share, cash in an amount determined by the Board of Directors.”
4. Section 5(b) of the Corrected Certificate of Incorporation is hereby amended to read in its entirety as follows:
“(b) Term of Office. At each annual meeting of stockholders, directors shall be elected by plurality vote for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.”
5. Section 6 of the Corrected Certificate of Incorporation is hereby amended to read in its entirety as follows:

“6. Intentionally Omitted.”

IN WITNESS WHEREOF, Image Entertainment, Inc. has caused this certificate to be executed by the [_____] of the Company this  _____  day of                     , 20  _____.

IMAGE ENTERTAINMENT, INC.

By:

Name:

Its:

EXHIBIT D
CERTIFICATE OF DESIGNATIONS OF
SERIES B CUMULATIVE PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE,
OF
IMAGE ENTERTAINMENT, INC.
Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware

IMAGE ENTERTAINMENT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly approved and adopted the following resolution on                     , 2009, and the resolution was adopted by all necessary action on the part of the Corporation:
RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of 30,000 shares of Preferred Stock, par value $0.0001 per share, having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:
Section 1. Designation. The designation of the series of preferred stock of the Corporation is “Series B Cumulative Preferred Stock,” par value $0.0001 per share (the “Series B Preferred Stock”). Each share of the Series B Preferred Stock shall be identical in all respects to every other share of the Series B Preferred Stock. The Series B Preferred Stock shall be perpetual.
Section 2. Number of Shares. The authorized number of shares of Series B Preferred Stock is 30,000. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series other than Series B Preferred Stock).
Section 3. Defined Terms and Rules of Construction.
(a) Definitions. As used herein with respect to the Series B Preferred Stock:
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” shall mean the board of directors of the Corporation.
“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Los Angeles, California generally are authorized or obligated by law, regulation or executive order to close.
“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.
“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.
“Certificate of Designations” shall mean this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended or corrected from time to time, including by this Certificate of Designations.
“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.
“Corporation” shall mean Image Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.
“Fiscal Quarter” shall mean any quarter of a Fiscal Year.
“Fiscal Year” shall mean the fiscal year of the Corporation ending on March 31 of each year.
“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series B Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.
“Liquidation Preference” shall initially mean for each share of Series B Preferred Stock, the Series B Preferred Original Issue Price.
“Original Issue Date” shall mean                     , 2009.
“Parity Stock” shall mean any class or series of Capital Stock (other than the Series B Preferred Stock) that ranks equally with the Series B Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

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“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Preferred Stock” shall mean any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.
“Reorganization Event” shall have the meaning ascribed to it in Section 7(a).
“Series B Original Issue Price” shall mean $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.
“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1.
“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity of which the Corporation owns at least 50% of the Voting Stock of such entity.
“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).
(b) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (x) headings are for convenience only.

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Section 4. Dividends.
(a) Dividends on Series B Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis out of funds legally available therefor, prior to the payment of any other dividends to any class or series of Capital Stock of the Corporation, cumulative, compounding dividends at an annual rate equal to 12.0% of the Liquidation Preference (the “Dividend Rate”). Such dividends shall accrue, whether or not declared, and shall be cumulative; provided that such dividends shall be payable only when, as and if declared by the Board of Directors. Such dividends on each share of Series B Preferred Stock shall accrue automatically on a daily basis during each fiscal period of the Corporation commencing as of the date on which such share of Series B Preferred Stock was issued without any action on the part of the Board of Directors and shall be paid in cash. Dividends accrued on each share of Series B Preferred Stock will be compounded quarterly on the last day of each Fiscal Quarter of the Corporation with the effect that an additional dividend shall accrue on such shares at the Dividend Rate on the amount so compounded until such amount is actually paid. If not declared and paid earlier, such dividends shall be paid upon liquidation as set forth in Section 5(a). So long as any shares of Series B Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other shares of Preferred Stock or Common Stock, nor shall any shares of Preferred Stock or Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation (except for acquisitions of Preferred Stock or Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends set forth in this Section 4(a) on the Series B Preferred Stock shall have been paid or declared and set apart for payment.
(b) Priority of Dividends. Subject to Sections 4(a), 4(b) and 6, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or an authorized committee thereof may be declared and paid on any Capital Stock, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.
Section 5. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the sum of (a) the Liquidation Preference per share of the Series B Preferred Stock plus (b) the amount per share equal to all accrued but unpaid dividends thereon. To the extent such amount is paid in full to all holders of Series B Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(b) Partial Payment. If in connection with any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay all amounts due in full to all holders of Series B Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate amounts due to the holders of Series B Preferred Stock and the holders of all such other Parity Stock.

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(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, but instead shall be subject to the provisions of Section 7.
Section 6. Voting Rights.
(a) General. Except as required by law or as set forth herein, the holders of shares of Series B Preferred Stock shall not have voting rights.
(b) Class Voting Rights as to Particular Matters. For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting any of the actions described in clauses (1) through (3) below:
(1) Dividends, Repurchase and Redemption.
(A) The declaration or payment of any dividend or distribution on Common Stock, other Junior Stock or Parity Stock (other than a dividend payable solely in Junior Stock) if, at the time of such declaration, payment or distribution, dividends on the Series B Preferred Stock have not been paid in full in cash; or
(B) The purchase, redemption or other acquisition for consideration by the Corporation, directly or indirectly, of any Common Stock, other Junior Stock or Parity Stock (except as necessary to effect (1) a reclassification of Junior Stock for or into other Junior Stock, (2) a reclassification of Parity Stock for or into other Parity Stock with the same or lesser aggregate Liquidation Preference, (3) a reclassification of Parity Stock into Junior Stock, (4) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (5) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount or (6) the exchange or conversion of one share of Parity Stock into Junior Stock), in each case if, at the time of such purchase, redemption or other acquisition, dividends on the Series B Preferred Stock have not been paid in full in cash;
(2) Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Certificate of Designations so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series B Preferred Stock; or
(3) Authorizations, Issuances and Reclassifications. The authorization of, issuance of, or reclassification into, Parity Stock (including additional shares of the Series B Preferred Stock) or Capital Stock that would rank senior to the Series B Preferred Stock.

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Section 7. Reorganization Events.
(a) In the event of:
(i) any consolidation or merger of the Corporation with or into another Person or of another Person with or into the Corporation;
(ii) any sale, transfer, lease or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety; or
(iii) any statutory share exchange of the Corporation with another Person (other than in connection with a merger or acquisition), in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock (any such event specified in this Section 7(a), a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holder thereof, be exchanged for an amount in cash equal to the sum of (1) the Liquidation Preference per share of the Series B Preferred Stock plus (2) an amount per share equal to accrued but unpaid dividends on the Series B Preferred Stock.
(b) Notwithstanding anything to the contrary, Section 7(a) shall not apply in the case of, and a Reorganization Event shall not be deemed to be, a merger, consolidation, reorganization or statutory share exchange (i) among the Corporation and its direct and indirect Subsidiaries or (ii) between the Corporation and any Person for the primary purpose of changing the domicile of the Corporation (a “Internal Reorganization Event”). Without limiting the rights or the holders of the Series B Preferred Stock set forth in Section 6(b)(2), the Corporation shall not effectuate an Internal Reorganization Event unless the Series B Preferred Stock shall be outstanding as a class of preferred stock of the surviving company having the same rights, terms, preferences, liquidation preference and accrued and unpaid dividends as the Series B Preferred Stock in effect immediately prior to such Internal Reorganization Event, as adjusted for such Internal Reorganization Event pursuant to this Certificate of Designations after giving effect to any such Internal Reorganization Event. The Corporation (or any successor) shall, within 20 days of the occurrence of any Internal Reorganization Event, provide written notice to the holders of the Series B Preferred Stock of the occurrence of such event. Failure to deliver such notice shall not affect the operation of this Section 7(b) or the validity of any Internal Reorganization Event.
Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

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Section 9. Notices. All notices or communications in respect of the Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series B Preferred Stock is issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series B Preferred Stock in any manner permitted by such facility.
Section 10. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.
Section 11. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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In Witness Whereof, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this  _____  day of                     , 2009.

IMAGE ENTERTAINMENT, INC.

By:
Name:
Its:

8

EXHIBIT E
CERTIFICATE OF DESIGNATION
of
SERIES C JUNIOR PARTICIPATING PREFERRED STOCK
of
IMAGE ENTERTAINMENT, INC.,
(Pursuant to Section 151 of the
Delaware General Corporation Law)
Image Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 151 of the General Corporation Law on                                      , 20     ;
RESOLVED, that pursuant to the authority granted to and vested in the board of directors of the Corporation (hereinafter the “Board”) in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, the Board hereby creates a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:
Series C Junior Participating Preferred Stock:
Section 1. Designation and Amount. The shares of such series shall be designated as “Series C Junior Participating Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting the Series C Preferred Stock shall be Two Hundred Seventy Thousand shares (270,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.
Section 2. Dividends and Distributions.
(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series C Preferred Stock with respect to dividends, each holder of a share of Series C Preferred Stock, in preference to the holders of shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when declared by the Board out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common

Stock. In the event the Corporation shall, at any time after                                         , 20      (the “Initial Issuance Date”), declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b) The Corporation shall declare a dividend or distribution on the shares of Series C Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in no event shall a dividend or distribution be declared by the Board on the Common Stock for which it does not declare and pay the dividend required to be declared on the Preferred Stock pursuant to Section 2(a).
(c) Declared but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time declared and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.
Section 3. Voting Rights The holders of shares of Series C Preferred Stock shall have the following voting rights:
(a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Initial Issuance Date, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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(b) Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(c) Except as set forth herein, or as otherwise provided by law, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 4. Certain Restrictions.
(a) Until all declared and unpaid dividends and distributions on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;
(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the shares of Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

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Section 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the certificate of incorporation, or in any other certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the product of 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall, at any time after the Initial Issuance Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or any other property (or into the right to receive any of the foregoing), then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged, converted or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, changed or exchanged. In the event the Corporation shall, at any time after the Initial Issuance Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series C Preferred Stock or the Series C Preferred Stock is not similarly subdivided or combined), then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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Section 8. Conversion.
(a) Subject to and upon compliance with the provisions of this Certificate of Designation including Section 8(g) below, the holder of any Series C Preferred Stock shall have the right, at its option, at any time after the Initial Issuance Date to convert any shares of Series C Preferred Stock into that number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by multiplying the number of shares of Series C Preferred Stock to be converted by the Conversion Ratio (as defined below) in effect at such time, by surrender of the certificate evidencing such shares of Series C Preferred Stock so to be converted in the manner provided. A holder of Series C Preferred Stock is not entitled to any rights of a holder of Common Stock until such holder has converted shares of Series C Preferred Stock to Common Stock, and only to the extent such shares of Series C Preferred Stock are deemed to have been converted to Common Stock under this Section 8.
(b) In order to exercise the conversion privilege with respect to any shares of Series C Preferred Stock, the holder of shares to be converted shall surrender such shares, duly endorsed, at an office or agency maintained by the Corporation for such purposes, and shall give written notice of conversion in the form provided on the certificate evidencing Series C Preferred Stock (or such other notice which is acceptable to the Corporation) to the office or agency that the holder elects to convert shares of Series C Preferred Stock. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section 8(f). Each share of Series C Preferred Stock surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series C Preferred Stock, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the holder or his duly authorized attorney. As promptly as practicable after satisfaction of the requirements for conversion set forth above, subject to compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the holder (as if such transfer were a transfer of the Series C Preferred Stock), the Corporation shall issue and shall deliver to such holder at the office or agency maintained by the Corporation for such purpose, a certificate or certificates for the number of full shares of Common Stock to be issued by the Corporation upon the conversion of shares of Series C Preferred Stock in accordance with the provisions of this Section 8 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8(c). In case any Series C Preferred Stock shall be surrendered for partial conversion, the Corporation shall execute and deliver to the holder of the Series C Preferred Stock so surrendered, without charge to such holder, a new certificate evidencing the unconverted shares of Series C Preferred Stock evidenced by the surrendered certificate.

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Each conversion shall be deemed to have been effected as to any such Series C Preferred Stock on the date on which the requirements set forth above in this Section 8(b) have been satisfied as to such Series C Preferred Stock, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date upon which such Series C Preferred Stock shall be surrendered.
(c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Series C Preferred Stock. If any fractional share of stock would be issuable upon the conversion of any share or shares of Series C Preferred Stock, the Corporation shall make an adjustment and payment therefor in cash at the fair market value per share. To the extent the Common Stock is listed or quoted for trading on a recognized national trading market, the current market price of a share of Common Stock shall be the Closing Price on the last business day immediately preceding the day on which the Series C Preferred Stock is deemed to have been converted.
(d) The conversion ratio applicable to the Series C Preferred Stock shall be 1,000 shares of Common Stock for each share of Series C Preferred Stock (herein called the “Conversion Ratio”), subject to adjustment as provided in this Section 8.
(e) The Conversion Ratio shall be adjusted from time to time by the Corporation as follows:
(1) In case the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Ratio in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Ratio by a fraction, the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (y) the total number of shares constituting such dividend or other distribution and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation. If any dividend or distribution of the type described in this Section 8(e)(1) is declared but not so paid or made, the Conversion Ratio shall again be adjusted to the Conversion Ratio which would then be in effect if such dividend or distribution had not been declared.
(2) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Ratio in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

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(3) Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Ratio to each holder of Series C Preferred Stock at his last address appearing on the share register, within twenty (20) days after the effectiveness thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(4) For purposes of this Section 8(e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.
(f) The issuance of stock certificates on conversions of shares of Series C Preferred Stock shall be made without charge to the converting holder for any tax in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of stock in any name other than that of the holder of any share of Series C Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
(g) The Corporation shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the shares of Series C Preferred Stock from time to time as such are presented for conversion. The Company covenants that all shares of Common Stock which may be issued upon conversion of Series C Preferred Stock will upon issuance be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issuance thereof, other than those created by or imposed upon the holders through no action of the Company. If at any time a holder of shares of Series C Preferred Stock seeks to convert shares of Series C Preferred Stock pursuant to Section 8(b), and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion, the Company shall promptly (i) take all action within its control to cause a sufficient number of additional shares to be authorized and (ii) issue to the holder (or holders, if more than one holder seeks to convert shares of Series C Preferred Stock pursuant to Section 8(b) on the same date, pro-rata based on the ratio that the number of shares of Series C Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock that are available to effect such conversion. The number of shares of Series C Preferred Stock sought to be converted which exceeds the amount which is then convertible into available shares of Common Stock (the “Excess Amount”) shall not be convertible into Common Stock in accordance with the terms hereof until (and at the holder’s option at any time after) the date additional shares of Common Stock are authorized by the Company to permit such conversion.

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(h) If any shares of Series C Preferred Stock remain outstanding on the Mandatory Conversion Date (as defined below), then all such shares of Series C Preferred Stock will be automatically converted as of such date in accordance with this Section 8 as if the holders of such shares of Series C Preferred Stock had exercised a privilege to convert such shares and voluntarily surrendered such shares for conversion on the date immediately preceding the Mandatory Conversion Date, and the conversion date had been fixed as of the Mandatory Conversion Date. All holders of Series C Preferred Stock shall thereupon and within ten (10) business days after receipt of notice of the occurrence of the Mandatory Conversion Date surrender all certificates for Series C Preferred Stock, duly endorsed for cancellation, to the Corporation. No Person shall thereafter have any rights in respect of Series C Preferred Stock, except the right to receive shares of Common Stock on conversion thereof. “Mandatory Conversion Date” means the first date on which the Corporation has sufficient authorized but unissued shares of Common Stock, together with shares of Common Stock held in treasury, to provide for conversion in full of the Series C Preferred Stock, after taking into account shares reserved for issuance upon exercise of outstanding rights, warrants and options and upon conversion of outstanding convertible securities.
Section 9. No Redemption. The shares of Series C Preferred Stock shall not be redeemable.
Section 10. Rank. The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.
Section 11. Amendment. The certificate of incorporation of the Corporation shall not be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class.
Section 12. Definitions. As used herein, the terms below shall have the following meanings:
(a) “Closing Price” with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market (collectively, “Nasdaq”), or, if such security is not listed or admitted to trading on Nasdaq, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by Pink Quote (operated by Pink OTC Markets) or the OTC Bulletin Board or a similar generally accepted national reporting service.

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(b) “fair market value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s length transaction.
(c) “Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.
(d) “record date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation as of                                         , 20     .

IMAGE ENTERTAINMENT, INC.

By:

Name:

Title:

10

EXHIBIT F
FORM OF OPINION OF PERKINS COIE LLP
1. The Company has been duly incorporated under the General Corporation Law of the State of Delaware and has the corporate power and authority to (i) enter into the Documents and perform its obligations thereunder and (ii) own its properties and to conduct its business. Based on certificates from public officials, we confirm that the Company is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in California.
2. The execution, delivery of the Documents and the performance of the obligations under the Documents have been duly authorized by all necessary corporate action of the Company, and the Documents have been duly executed and delivered by the Company.
3. Each of the Purchase Agreement, [the Investor Rights Agreement] and the Registration Rights Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
4. The Preferred Shares have been duly and validly authorized, and, when issued and delivered against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable and the issuance of such shares will not be subject to any preemptive rights. To the extent permitted by the number of shares of authorized Common Stock, shares of Common Stock issuable upon conversion of the Series C Preferred Shares (the “Conversion Shares”) issuable upon conversion of the Series C Preferred Shares have been duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid and nonassessable and the issuance of such Conversion Shares will not be subject to any preemptive rights. Following adoption and filing of the Amendment to Certificate, the Conversion Shares issuable upon conversion of all of the Series C Preferred Shares will be duly and validly reserved for issuance and, upon issuance, will be duly and validly issued, fully paid and the issuance of such Conversion Shares will not be subject to any preemptive rights.
5. The execution and delivery of the Purchase Agreement, [the Investor Rights Agreement] and the Registration Rights Agreement by the Company, and the performance of the obligations of the Company under the Agreement, [the Investor Rights Agreement] and the Registration Rights Agreement on the date hereof do not:
(i) violate the provisions of the Governing Documents,
(ii) result in the breach of or a default under any of the Material Agreements listed on Annex I hereto,
(iii) violate any federal or California statute, rule or regulation applicable to the Company, or

(iv) require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority, under any federal, Delaware corporate or California statute, rule, regulation applicable to the Company on or prior to the date hereof that have not been obtained or made.
6. To the best of our knowledge, there is no action, suit, proceeding or governmental investigation pending, or threatened in writing, against the Company which questions the validity of the Documents or the right of the Company to enter into the Documents.
7. Assuming the truthfulness of the representations of the Investors set forth in the Purchase Agreement and of the Company’s officer set forth in a certificate of an officer of the Company delivered to us in connection herewith, the Preferred Shares, upon issuance and delivery and payment therefor in the manner described in the Agreement, will be issued in a transaction exempt from the registration requirements of the Securities Act and exempt from, or not subject to, the qualification requirements of the California Corporate Securities Law of 1968, as amended, and the issuance of the Conversion Shares, if issued and delivered to the Investors on the date hereof in accordance with the terms of the Governing Documents, would also be exempt from such registration requirements and exempt from, or not subject to, such qualification requirements.
8. The Company is not, and immediately after the application of the net proceeds from the offer and sale of the Preferred Shares will not be, required to register as an investment company within the meaning of the Investment Company Act of 1940, as amended.

IMAGE ENTERTAINMENT, INC.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311

December 24, 2009

JH Partners, LLC
451 Jackson St.
San Francisco, CA 94111

Attention: Patrick M. Collins

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement dated December 21, 2009 by and among Image Entertainment, Inc., JH Partners, LLC, as the Investor Representative, and the several Investors listed on Schedule 1 thereto (the “Purchase Agreement”).

This letter confirms the parties’ agreement to amend Section 12.15(e) of the Purchase Agreement by changing the date used in such clause from “December 24, 2009” to “December 29, 2009,” effective immediately.

On and after the date hereof, each reference in the Purchase Agreement to the “Agreement” shall mean the Purchase Agreement as amended hereby. Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Please acknowledge that this is your understanding by executing this letter in the space indicated below and returning it to the undersigned.

IMAGE ENTERTAINMENT, INC.

By:  /s/ Jeff M. Framer
Name: Jeff M. Framer
Title: President and CFO

Acknowledged and agreed this
24th day of December, 2009:

JH PARTNERS, LLC

By:	/s/ John Hansen

Name: John Hansen Title:
cc:	David J. Katz, Esq. Perkins Coie LLP
Robert E. Burwell Latham & Watkins LLP

Amendment Number 2 to
Securities Purchase Agreement
This Amendment Number 2 to Securities Purchase Agreement, dated December 30, 2009 (the “Amendment”), is by and between Image Entertainment, Inc., a Delaware corporation (the “Company”), JH Partners, LLC, as the Investor Representative, and the several Investors listed on Schedule 1 to the Securities Purchase Agreement dated December 21, 2009 (the “Purchase Agreement”).
WHEREAS, by letter agreement dated December 24, 2009, the parties hereto amended Section 12.15(e) of the Purchase Agreement to change “December 24, 2009” to “December 29, 2009;” and
WHEREAS. the parties wish to amend certain other provisions of the Purchase Agreement.
NOW THEREFORE, the parties hereto agree as follows:
1. Capitalized terms used herein without definition have the meanings ascribed to them in the Purchase Agreement.
2. Section 6.9 of the Purchase Agreement is hereby amended to read in its entirety as follows:
6.9 Board of Directors. The Board shall have taken all actions necessary and appropriate to appoint Messrs. Michael John and Patrick Collins and one other person nominated by the Investors (the “JH Designees”) to the Board effective as of the Initial Closing Date. The Company shall have provided the Investors with evidence satisfactory to them of the taking of such actions and the resignations of all members of the current Board.
3. A new Section 10.10 is added to the Purchase Agreement as follows:
10.10 Management Fee. The Company shall pay the Investor Representative or its designee a management fee of $300,000 on December 31, 2010 and $300,000 on December 31, 2011.
On and after the date hereof, each reference in the Purchase Agreement to the “Agreement” shall mean the Purchase Agreement as amended hereby. Except as specifically amended above, the Purchase Agreement shall remain in full force and effect is hereby ratified and confirmed.

IMAGE ENTERTAINMENT, INC.
By:	/s/ Jeff M. Framer
	Name:	Jeff M. Framer
	Title:	President and CFO

JH PARTNERS, LLC, as the Investor Representative
By:	/s/ John Hansen
Name:
Title: